UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NETSOLVE, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of NetSolve, Incorporated

2)	Aggregate number of securities to which transaction applies:
Approximately 14,345,665 shares of NetSolve, Incorporated Common Stock (consisting of 11,683,985 shares of Common Stock outstanding on September 8, 2004 and approximately 2,661,680 shares of Common Stock issuable upon exercisable, in-the-money options).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$11.00 per share (the price per share negotiated in the transaction).

4)	Proposed maximum aggregate value of transaction:
$137,094,445 (equal to the sum of (A) 11,683,985 shares of Common Stock multiplied by $11.00 per share and (B) “in-the-money” options to purchase 2,661,680 shares of Common Stock multiplied by $3.22 per share (which is the difference between $11.00 and $7.78, the weighted average exercise price per share of the in-the-money options)).

5)	Total fee paid:
$17,369.87 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00012670, in accordance with Section 14(g) of the Exchange Act).

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear NetSolve, Incorporated Stockholder:

Our board of directors has approved a merger agreement and a merger pursuant to which NetSolve will be acquired by Cisco Systems, Inc.

If the merger is completed, holders of our common stock will be entitled to receive $11.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock they own.

Our stockholders will be asked at a special meeting of our stockholders to adopt the merger agreement and approve the merger. Our board of directors has (i) approved the merger agreement and the merger and (ii) determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of NetSolve and our stockholders. In reaching this determination, our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors (by the unanimous vote of the non-employee directors) recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors (by the unanimous vote of the non-employee directors) also recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders, if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

                    ,        , 2004

9:00 a.m., Central Standard Time

NetSolve’s Principal Executive Office

9500 Amberglen Boulevard

Austin, Texas

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If you fail to return your proxy card, your shares effectively will be counted as a vote against the merger proposal.

David D. Hood President and Chief Executive Officer

The proxy statement is dated                     , 2004, and is first being mailed to our stockholders on or about                     , 2004.

NETSOLVE, INCORPORATED

9500 Amberglen Boulevard

Austin, Texas 78729

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To the Stockholders of NetSolve, Incorporated:

A special meeting of stockholders of NetSolve, Incorporated, a Delaware corporation, will be held on                             , 2004 at 9:00 a.m., local time, at NetSolve’s principal executive office at 9500 Amberglen Boulevard, Austin, Texas for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 9, 2004, by and among Cisco Systems, Inc., a California corporation, Reno Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cisco Systems, Inc., and NetSolve, Incorporated, pursuant to which NetSolve will become a wholly owned subsidiary of Cisco and each outstanding share of our common stock will be converted into the right to receive $11.00 in cash (less applicable withholding taxes), and to approve the merger of NetSolve with Reno Acquisition Corp. as contemplated thereby.

2.	To consider and vote upon a proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

3.	To transact such other business as may properly come before the special meeting or any adjournment thereof.

Our board of directors has (i) approved the merger agreement and the merger and (ii) determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of NetSolve and our stockholders. In reaching this determination, our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors (by the unanimous vote of the non-employee directors) recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors has fixed the close of business on                             , 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment thereof. At the close of business on the record date, we had outstanding and entitled to vote                             shares of common stock. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Our directors, officers and certain other stockholders, who collectively owned approximately [17.0%] of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date, entered into voting agreements with Cisco Systems, Inc. pursuant to which they have agreed to vote their respective shares of our capital stock in favor of the adoption of the merger agreement and the approval of the merger and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and the approval of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting but will effectively be counted as a vote against adoption of the merger agreement and the approval of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Kenneth C. Kieley Secretary

Austin, Texas

                            , 2004

i

ANNEX A	Agreement and Plan of Merger
ANNEX B	Form of Voting Agreement
ANNEX C	Appraisal Rights – Section 262 of the Delaware General Corporation Law
ANNEX D	Opinion of UBS Securities LLC

ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include, among other things, statements concerning whether and when the proposed transaction with Cisco Systems will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe, “ “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•	the failure of the merger to be consummated;

•	the requirement that our stockholders adopt the merger agreement and approve the merger with Cisco;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities; and

•	failure by us to satisfy other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What will you receive in the merger?

A:  If the merger is completed, you will be entitled to receive $11.00 in cash, less any applicable withholding taxes, for each share of our common stock you own. For example, if you own 100 shares of our common stock, you will receive $1,100.00 in cash, less any applicable withholding taxes, in exchange for such shares.

Q:  What do I need to do now?

A:  We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:  What happens if I do not return a proxy card?

A:  If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q:  What vote is needed to approve the merger?

A:  The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the merger. Each holder of our common stock is entitled to one vote per share.

Q:  How does our board of directors recommend I vote?

A:  Our board of directors has unanimously (with our Chief Executive Officer and a director, David D. Hood, abstaining from such vote) approved the merger agreement and the merger and determined that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of NetSolve and our stockholders. Our board of directors, by the unanimous vote of the non-employee directors, recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger. The reasons for our board of directors’ determination are discussed below in this proxy statement. Our board of directors also, by the unanimous vote of the non-employee directors, recommends that you vote FOR approval of adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:  Have you obtained any voting commitments for the merger?

A:  Yes. Our directors, officers and certain other stockholders, who collectively owned approximately [17.0%] of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date, entered into individual voting agreements with Cisco pursuant to which they have agreed to vote their shares of our capital stock in favor of the adoption of the merger agreement and the approval of the merger and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger.

Q:  May I vote in person?

A:  Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:  Do I need to attend the special meeting in person?

A:  No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:  May I change my vote after I have mailed my signed proxy card?

A:  Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:  If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:  Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:  Should I send in my NetSolve stock certificates now?

A:  No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $11.00 in cash, less applicable withholding taxes, for each share of our common stock that you own, subject to the terms of the merger agreement.

Q:  When do you expect the merger to be completed?

A:  We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fourth quarter of calendar year 2004. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived.

Q:  What if the proposed merger is not completed?

A:  It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the holders of a majority of our common stock failing to adopt the merger agreement. If the merger is not completed, we will continue our current operations and will remain a publicly held company.

Q:  Am I entitled to appraisal or dissenters’ rights?

A:  Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they strictly comply with the relevant statutory procedures.

Q:  Will the merger be a taxable transaction for me?

A:  If you are a U.S. taxpayer, your receipt of cash in the merger will be a taxable sale of your NetSolve common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of our common stock and (2) the tax basis of your shares of our common stock. Refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the U.S. federal income tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:  What will happen with any options that I hold to acquire NetSolve common stock upon consummation of the merger?

A:  If the merger is completed, employees who remain as employees of NetSolve, as a subsidiary of Cisco following the merger, or who become employees of Cisco will have their options to acquire our common stock assumed by Cisco in the merger and such options thereafter will become options exercisable for shares of Cisco common stock under the terms and conditions set forth in the merger agreement.

Employees who do not remain as employees of NetSolve or who do not become employees of Cisco immediately after the merger and non-employee optionees will be entitled to receive cash for each vested share of our common stock subject to their options, as of the effective time of the merger, in an amount equal to the difference between (i) the cash price of $11.00 to be paid with respect to our common stock in the merger and (ii) the exercise price per share of their options, less applicable withholding taxes. However, any options to purchase our common stock with a per share exercise price of $11.00 or more, and all unvested shares underlying the options that you hold, will be excluded from this calculation and such options will be cancelled at the effective time of the merger.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Treatment of Awards Outstanding under NetSolve’s Stock Plans, Unvested Shares Subject to Repurchase Rights, and Warrants.”

Q:  What other matters will be voted on at the special meeting?

A:  Our stockholders also are being asked at the special meeting to vote in favor of adjourning the meeting, if adjournments are deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve the merger proposal. This proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting to be approved. We do not expect to ask you to vote on any other matters at the special meeting.

Q:  Who can help answer my questions?

A:  If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

NetSolve, Incorporated

Attn: Investor Relations

9500 Amberglen Boulevard

Austin, Texas 78729

(512) 340-3224

investor-relations@netsolve.com

or our proxy solicitor:

Morrow & Company, Inc.

445 Park Avenue

New York, NY 10022

(800) 662-5200

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” References to captioned sections in this Summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this Summary section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

(408) 526-0000

Cisco Systems, Inc., a California corporation, manufactures and sells networking and communications products and provides services associated with that equipment and its use. Cisco’s products are installed at corporations, public institutions, telecommunication companies, and commercial businesses, and are also found in personal residences. Cisco provides a broad line of products for transporting data, voice, and video within buildings, across campuses, and around the world.

Additional information regarding Cisco is contained in Cisco’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

All information related to Cisco in this proxy statement has been provided by Cisco for inclusion in this document.

Reno Acquisition Corp.

Reno Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Cisco. Reno Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with NetSolve and completing the merger and has not conducted any business operations.

All information related to Reno Acquisition Corp. in this proxy statement has been provided by Cisco for inclusion in this document.

NetSolve, Incorporated

9500 Amberglen Boulevard

Austin, Texas 78729

(512) 340-3224

We were incorporated as a Delaware corporation in 1987 and completed the initial public offering of shares of our common stock in September 1999. We provide a range of information technology (IT) infrastructure management services that provide businesses an efficient and reliable alternative to managing their IT infrastructure internally. Our services allow enterprises to selectively outsource some or all of their IT infrastructure management to increase availability, performance and security while reducing overall IT infrastructure operations cost, and simplifying timely migration to new technologies. Our services are sold primarily on an indirect basis through reseller channels such as AT&T, Berbee, IBM and Intergraph, and directly by us to end users. We have offered IT infrastructure management services since 1995 and currently have over 800 end-user customers representing more than 35,000 managed sites in 75 countries.

Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 58.

The Special Meeting of NetSolve’s Stockholders

Time, Date and Place.  A special meeting of our stockholders will be held on                             , 2004, at our principal executive office at 9500 Amberglen Boulevard, Austin, Texas at 9:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger, and a proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on                     , 2004, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are approximately                          shares of our common stock entitled to be voted at the special meeting.

Required Votes.  The proposal to adopt the merger agreement and approve the merger requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

The proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting, requires the approval of a majority of the votes represented in person or by proxy at the special meeting.

Voting by our Directors, Officers and Certain Other Stockholders.  Our directors, officers and certain other stockholders, who collectively owned approximately [17.0%] of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date, entered into individual voting agreements with

Cisco pursuant to which they have agreed to vote their shares of our capital stock in favor of the adoption of the merger agreement and the approval of the merger, and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger.

See “The Special Meeting” on page 15.

Merger Consideration

If the merger is completed, you will be entitled to receive $11.00 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of NetSolve. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Merger Consideration” on page 38.

Treatment of Awards Outstanding under NetSolve’s Stock Plans, Unvested Shares Subject to Repurchase Rights, and Warrants

Stock Options.  As a result of the merger, stock options that are outstanding under our 1988 Stock Option Plan and Long Term Incentive Plan at the effective time of the merger and that are held by our employees who, following the merger, continue in their employment with NetSolve, as a subsidiary of Cisco, or who become employees of Cisco will be assumed by Cisco and will continue to have, and be subject to, the same terms and conditions as are currently applicable to the NetSolve stock options held by such persons, except that:

•	each such option will be exercisable for Cisco common stock with the number of shares subject to such option adjusted to equal that number of whole shares of Cisco common stock equal to the product of the number of shares of our common stock subject to the option multiplied by a fraction (referred to as the “option exchange ratio”), the numerator of which is $11.00 and the denominator of which is the average closing selling price of Cisco common stock as quoted on the National Market of The Nasdaq Stock Market for the ten trading days preceding the closing date of the merger, rounded down to the nearest whole share; and

•	the exercise price of such option will be adjusted to equal the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio, rounded up to the nearest whole cent.

Stock options held by non-employee directors and other non-employee service providers, and by employees who do not continue in their employment with NetSolve, as a subsidiary of Cisco following the merger, or who do not become employees of Cisco, will have their respective stock options cancelled. At the effective time of the merger, the holders of such options will become entitled to receive a cash payment (rounded down to the nearest whole cent and less applicable withholding taxes) for those shares of NetSolve common stock that are vested at the time of the merger and have a per share exercise price that is less than $11.00. Such cash payment will be in an amount equal to such number of vested shares times the difference between $11.00 and the per share option exercise price, less applicable withholding taxes. No cash amount will be paid or payable with respect to the unvested portion of such options or options that have a per share exercise price of $11.00 or more.

Under the terms of the merger agreement, we have agreed that we will use our commercially reasonable best efforts to cause our employees to enter into agreements that will provide for the treatment of their respective stock options in the manner provided in the merger agreement and described in this proxy statement, and providing for, among other things, the cessation of the right of our optionees to exercise their options with respect to any shares that are unvested as determined by reference to the applicable vesting schedule of such options.

Unvested Shares of NetSolve Stock Subject to Repurchase Rights.  Holders of stock options under our stock option plans have the right to exercise their respective options to purchase shares of our common stock prior to vesting in those shares under the terms of such options. If so acquired, these unvested shares are subject to repurchase by us at the original exercise price paid for such shares should optionees terminate their employment with us prior to vesting in such shares. As of the record date,              unvested shares of our common stock were issued and outstanding. To the extent that unvested shares are held by employees who continue in their employment with NetSolve, as a subsidiary of Cisco following the merger, or who become employees of Cisco, the merger consideration of $11.00 per share will not be automatically payable with respect to those unvested shares at the effective time of the merger, but instead will be paid out by Cisco, without interest, on the respective dates that the unvested shares would have become vested under the vesting schedule applicable to such shares, with the amount paid reduced for any requisite withholding of taxes. As we will assign to Cisco all of our rights to repurchase unvested shares at the effective time of the merger, Cisco will have the right to exercise the right to repurchase unvested shares that are held by persons who will not continue as employees of NetSolve, as a subsidiary of Cisco following the merger, or who do not become employees of Cisco at the effective time of the merger. Similarly, for employees with unvested shares who continue in their employment with NetSolve or who become employees of Cisco following the closing of the merger and who terminate their employment thereafter, Cisco will have the right to pay such holders for their unvested shares at the time of the termination of their employment the lesser of (i) the aggregate exercise price paid by them for such unvested shares of our common stock or (ii) the merger consideration payable with respect to such unvested shares of our common stock.

Warrants.  As of the date of this proxy statement, we have one warrant outstanding which represents the right to purchase 30,000 shares of our common stock at a price per share of $7.07. This warrant will not be assumed by Cisco at the effective time of the merger. Pursuant to the terms of this warrant, if the warrant is not assumed in a merger transaction such as that contemplated by the merger agreement, then the warrant will be automatically converted into that number of shares of our common stock equal to the number of shares issuable upon a net exercise of the warrant on the date immediately preceding the date of the merger.

Rights Agreement.  Prior to the execution of the merger agreement, we amended our rights agreement in order to render the rights provided for therein inapplicable to the merger and the other transactions contemplated by the merger agreement. We have agreed that our board of directors will not further amend the rights agreement, redeem the rights or take any action with respect to, or make any determinations under, the rights agreement, except as approved by Cisco.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Treatment of Awards Outstanding under NetSolve’s Stock Plans, Unvested Shares Subject to Repurchase Rights, and Warrants” on page 51.

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

See “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 35.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger

Our board of directors approved the merger agreement and the merger based on a variety of considerations. See “The Merger—Reasons for the Merger” on page 22 and “The Merger—Board of Directors’ Recommendation” on page 24.

Recommendation to Stockholders

Our board of directors has unanimously (with our Chief Executive Officer and a director, David D. Hood, abstaining):

•	approved the merger agreement and the merger;

•	determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of NetSolve and our stockholders; and

•	recommended that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

See “The Merger—Reasons for the Merger” on page 22 and “The Merger—Board of Directors’ Recommendation” on page 24.

Mr. Hood abstained from voting on the merger as he has interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of a stockholder due to Mr. Hood’s agreement to become an employee of Cisco following completion of the merger.

Opinion of NetSolve’s Financial Advisor

UBS Securities LLC delivered its opinion to our board of directors that, as of September 8, 2004 (the date of its written fairness opinion) and based upon and subject to the limitations and assumptions set forth in the written opinion, the merger consideration of $11.00 per share payable in cash to be received by holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders.

The full text of the written opinion of UBS, dated September 8, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Our stockholders should read the opinion in its entirety. UBS provided its opinion to inform and assist our board of directors in connection with its consideration of the merger. The UBS opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

See “The Merger—Opinion of NetSolve’s Financial Advisor” on page 25.

Interests of NetSolve’s Executive Officers and Directors in the Merger

When considering the recommendation by our board of directors in favor of the merger proposal, you should be aware of the following matters (each of which was considered by our board of directors in approving the merger agreement and merger):

•	each of our executive officers, other than Kenneth C. Kieley, our Vice President and Chief Financial Officer, has entered into an employment agreement with Cisco specifying such officer’s position, base salary, bonus and a new stock option grant, and severance (and, in some cases, acceleration of stock option vesting) upon termination of his employment in certain circumstances;

•	if Mr. Kieley is not employed by Cisco following the effective time of the merger, he will be entitled to a severance payment and acceleration of the vesting of 50% of his unvested NetSolve stock options in connection with the merger;

•	stock options held by executive officers (as well as other option holders) who continue to be employed by NetSolve, as a subsidiary of Cisco following the merger, or who become employees of Cisco will be converted into options to purchase Cisco common stock; and

•	the existing indemnification arrangements for our directors and officers will be continued if the merger is completed.

See “The Merger—Interests of NetSolve’s Executive Officers and Directors in the Merger” on page 30.

Market Price and Dividend Data

Our common stock is listed on the National Market of the Nasdaq Stock Market under the symbol “NTSL.” On September 9, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.90. On                     , 2004, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $[            ].

See “Market Price and Dividend Data” on page 54.

The Merger Agreement

The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement.

General Conditions to the Closing of the Merger.

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our stockholders must adopt the merger agreement and approve the merger;

•	No restraining order, injunction or other order issued by any court or other governmental entity will be in effect and no statute, rule or regulation will have been enacted or enforced which makes the consummation of the merger illegal; and

•	All approvals, waivers and consents required to be obtained from any governmental entity to consummate the merger or the other transactions contemplated by the merger agreement must have been timely obtained.

Additional Conditions to the Obligation of Cisco and Reno Acquisition Corp.  The obligations of Cisco and Reno Acquisition Corp. to effect the merger are further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties that we have made in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a “material adverse effect” (as defined in the merger agreement) on us, provided that this condition will be deemed not to have been met if our actual fully-diluted capitalization as of the closing of the merger exceeds, by more than one percent (1%), our fully-diluted capitalization as represented by us in the merger agreement;

•	We must have performed and complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by us at or prior to the closing date of the merger;

•	Cisco must have received various closing certificates from us, an opinion letter from our outside counsel, and executed employment offer letters and related documentation from no fewer than 90% of the employees who receive offers of employment from Cisco;

•	Six designated key employees of NetSolve who entered into employment agreements and related documentation with Cisco concurrently with our signing of the merger agreement must remain in our employ through the closing date of the merger and not have breached any of their agreements with Cisco;

•	No proceeding by any governmental entity will be threatened or pending that would restrain or prohibit the consummation of the merger or any transaction contemplated by the merger agreement, require Cisco to divest any assets or limit the conduct of its business or that otherwise would have a material adverse effect on us, and no laws, regulations, orders or injunctions will be threatened, proposed or in effect that could reasonably be expected to result in any such consequences;

•	No changes, events or conditions will have occurred after the date of the merger agreement that has resulted in, or could reasonably be expected to result in, a material adverse effect on us;

•	No more than five percent of our outstanding shares of common stock will be held by stockholders exercising appraisal rights;

•	No person will have acquired beneficial ownership of 15% or more of the outstanding shares of our common stock and no distribution of “rights” under our rights agreement shall have occurred; and

•	The non-competition agreements with Cisco executed by certain of our employee-stockholders must remain in effect.

Additional Conditions to Our Obligation.  Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties made by Cisco in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a material adverse effect on Cisco; and

•	Cisco and Reno Acquisition Corp. must have performed and complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by them at or prior to the closing date of the merger.

Restrictions Against Solicitation.

We have agreed that we will not, nor will we authorize or permit any of our officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative of ours to, directly or indirectly:

•	solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined in the merger agreement);

•	enter into, participate in or maintain or continue any communications or negotiations regarding, or deliver or make any of our non-public information available to any person with respect to, or take any action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend any acquisition proposal;

•	enter into any letter of intent or any other agreement contemplating or otherwise relating to an acquisition proposal;

•	submit any acquisition proposal, other than the merger, to the vote of our stockholders; or

•	take any other action, including withholding, modifying or withdrawing the approval of our board of directors of the merger agreement, or that is inconsistent with the recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement.

The merger agreement provides, however, that at any time prior to obtaining our stockholders’ approval of the merger, we may, in response to an unsolicited, written, bona fide acquisition proposal (that is not withdrawn) that our board of directors concludes is, or would reasonably be likely to become, a superior offer and subject to fulfillment of certain conditions (which are discussed in detail below under “The Merger Agreement and Voting Agreements—The Merger Agreement—Restrictions Against Solicitation” on page 43):

•	enter into discussions with the person making the proposal regarding such acquisition proposal; and

•	deliver or make available to the person making the proposal nonpublic information regarding us.

The merger agreement also provides that, in response to our receipt of a superior offer (that is not withdrawn), our board of directors may withhold, withdraw, amend or modify its recommendation to our stockholders in favor of the adoption of the merger agreement and approval of the merger if certain conditions are met (which are discussed in detail below under “The Merger Agreement and Voting Agreements—The Merger Agreement—Restrictions Against Solicitation” on page 43).

Termination of the Merger Agreement.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties, or by either Cisco or us, if:

•	the merger has not been consummated by January 31, 2005, or any other date that Cisco and we may agree upon in writing, provided that the right to so terminate the merger agreement is not available to a party whose breach of the agreement has resulted in the failure of the closing to occur on or before such date;

•	a governmental entity has issued a final and nonappealable order or ruling or taken other action to permanently restrain, enjoin or prohibit the merger; or

•	our stockholders fail to adopt the merger agreement and approve the merger, provided that we cannot terminate the merger agreement if the failure to obtain our stockholders’ approval was caused by our breach of the merger agreement or a breach by any of our stockholders of the voting agreements that they have entered into with Cisco.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Cisco:

•	upon a breach of any representation, warranty, covenant or agreement on the part of NetSolve in the merger agreement, or if any of our representations or warranties have become untrue, such that in either case the condition to Cisco’s consummation of the merger concerning the truth and accuracy of our representations or warranties is not satisfied or if a material adverse effect on us has occurred, provided that we have a 20 day period to cure any such breach, inaccuracy or material adverse effect prior to such termination right becoming exercisable; or

•

if (i) we breach the provisions of the merger agreement regarding non-solicitation or holding the special meeting of our stockholders, (ii) our board of directors fails to continue to recommend that our stockholders adopt the merger agreement, (iii) we enter into any letter of intent accepting any acquisition proposal, (iv) our board of directors approves or publicly recommends any acquisition proposal, or (v) a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Cisco, and we have not sent our securities holders a statement disclosing that we recommend rejection of such tender or exchange offer within ten business days after such tender or exchange offer is first published (these events are called “triggering events” in the merger agreement).

We may terminate the merger agreement, and the merger may be abandoned by us at any time prior to the effective time, if Cisco breaches any representation, warranty, covenant or agreement in the merger agreement or if any of Cisco’s representations or warranties have become untrue such that the condition to our consummation of the merger concerning the truth and accuracy of Cisco’s representations or warranties is not satisfied, provided that Cisco will have a 20 day period to cure any such breach or inaccuracy prior to such termination right becoming exercisable.

In the event we receive a superior offer, we do not have the right to terminate the merger agreement to accept or pursue that superior offer, and we remain obligated to convene and hold the special meeting of our stockholders, but may terminate the merger agreement if our stockholders have failed to adopt the merger agreement and certain other conditions are met.

Expenses and Termination Fee.

Except with respect to the sharing of certain filing fees payable to the Securities and Exchange Commission and The Federal Trade Commission in connection with filings related to the merger, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are required to be paid by the party incurring such expenses, whether or not the merger is consummated.

The merger agreement requires, however, that we pay Cisco a termination fee of $4,125,000 if the agreement is terminated by Cisco due to the occurrence of a triggering event (as defined in the merger agreement). We also are required to pay this termination fee to Cisco if the merger agreement is terminated as a result of (i) the failure of the merger to be consummated on or prior to January 31, 2005 or (ii) the failure of our stockholders to adopt the merger agreement and, in either case:

•	prior to such termination, an acquisition proposal was made, publicly disclosed or consummated; and

•	within 12 months of such termination, an acquisition (the meaning of which is discussed below in “The Merger Agreement and Voting Agreements—The Merger Agreement—Expenses and Termination Fee”) of NetSolve occurs or we enter into a definitive agreement for an acquisition of NetSolve.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Expenses and Termination Fee” on page 49.

Voting Agreements

In order to induce Cisco to enter into the merger agreement, all of our directors and their respective affiliates, all of our officers, one of our other employees and one other NetSolve stockholder entered into individual voting agreements with Cisco concurrently with our execution of the merger agreement. These stockholders collectively owned, as of the close of business on the record date, approximately 17.0% of our outstanding shares that are entitled to vote at the special meeting. Pursuant to these voting agreements, these stockholders have agreed to vote all of their respective shares of our capital stock in favor of the approval of the merger, the adoption of the merger agreement and the certificate of merger and any matter that could reasonably be expected to facilitate the merger, and against any third-party acquisition proposal (the meaning of which is discussed below in “The Merger Agreement and Voting Agreements—The Merger Agreement—Restrictions

Against Solicitation”) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement. These stockholders also have provided irrevocable proxies giving Cisco the right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of their voting agreements, in favor of the approval of the merger, the adoption of the merger agreement and the certificate of merger and any matter that could reasonably be expected to facilitate the merger, and against any third-party acquisition proposal and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement.

See “The Merger Agreement and Voting Agreements—The Voting Agreements” on page 53.

Litigation Related to the Merger

NetSolve and our directors have been named as defendants in two purported stockholder class action lawsuits that were filed in Texas state court on September 14, 2004 that relate to the proposed merger. NetSolve and our directors believe that the plaintiffs’ claims are without merit and intend to vigorously defend these lawsuits. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuits or the impact of their pendency on us or on the consummation of the merger.

See “The Merger—Litigation Related to the Merger” on page 33.

Appraisal Rights

Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law (the “Delaware Law”), holders of record of our common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and who otherwise comply with the requirements of Section 262 of the Delaware Law are entitled to appraisal rights to receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. The fair value of our shares determined under the Delaware Law may be more or less than the amount of cash to be paid in the merger. Failure to take any of the steps required under Section 262 of the Delaware Law on a timely basis may result in a loss of those appraisal rights. These procedures are described in this proxy statement. The provisions of the Delaware Law that grant appraisal rights and that must be followed to exercise these rights are attached as Annex C.

These rights are discussed more fully under the section entitled “The Merger—Appraisal Rights” on page 33.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at NetSolve’s principal executive office, 9500 Amberglen Boulevard, Austin, TX at 9:00 a.m., local time, on             ,                    , 2004.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement and approve the merger. Our board of directors (by the unanimous vote of the non-employee directors) has approved the merger agreement and the merger and determined that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of NetSolve and our stockholders. Our board of directors (by the unanimous vote of the non-employee directors) recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors (by the unanimous vote of the non-employee directors) also recommends that our stockholders vote FOR approval of adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on                     , 2004, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, approximately [            ] shares of our common stock were issued and outstanding and held by approximately [            ] holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the merger proposal.

Votes Required

The proposal to adopt the merger agreement and approve the merger requires the affirmative vote (including properly executed proxies that do not contain voting instructions) of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the merger proposal. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

The proposal to approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal, requires the approval of a majority of the votes represented in person or by proxy at the special meeting. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Voting by NetSolve’s Directors, Officers and Certain Stockholders

Our directors, officers and certain other stockholders, who collectively owned approximately [17.0%] of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date, entered into individual voting agreements with Cisco. Pursuant to the voting agreements, these stockholders have agreed to vote all of their respective shares of our capital stock in favor of the adoption of the merger agreement and the approval of the merger, and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. These stockholders also have provided irrevocable proxies giving Cisco the right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of their voting agreements, in favor of the adoption of the merger agreement and the approval of the merger, and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and the approval of the merger.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Our stockholders also are being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve the merger proposal. This proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting to be approved.

We do not expect that any other matters will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. We have retained Morrow & Company to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Company will receive a fee for its services of $4,500 and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of NetSolve’s Executive Officers and Directors in the Merger.”

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Adjournment

In the event that a quorum is not present or represented at the meeting of our stockholders, our bylaws provide that the holders of a majority of the shares of stock entitled to vote who are present in person or represented by proxy at the meeting have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum is present or represented, provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. If a quorum is not present at the special meeting, we currently anticipate that the holders of a majority of the shares that are present in person or represented by proxy will exercise their authority under our bylaws to adjourn the meeting by means of such adjournment.

If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, holders of our common stock may be asked to vote on the proposal to approve the adjournment of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

THE MERGER

Background of the Merger

From time to time, as part of our long-term strategy to increase stockholder value, our board of directors and senior management have considered a variety of potential strategic alternatives, which have included possible strategic transactions with other companies that have approached us or that we have approached. With the hiring of David D. Hood as our President and Chief Executive Officer in September 2002, our management focused considerable time and effort cultivating strategic relationships with leading original equipment manufacturers, telecommunications companies, system integrators and value-added resellers to expand our customer base.

For over the past nine years, we have engaged in business transactions with Cisco, both as a purchaser of equipment and maintenance services that Cisco sells to us under an agreement for software application support and professional services, and as a provider of remote information technology infrastructure management services to customers of Cisco through our reseller relationships with IBM and other Cisco resellers. We also have been a participant in partner programs of Cisco since February 2001, including its advanced technology provider programs since March 2002.

On February 6, 2004, we entered into a confidentiality agreement with Cisco. This agreement was originally entered into in contemplation of an expansion in the commercial relationship between the parties, but remained in effect during the time period leading up to the execution of the merger agreement. In the first quarter of 2004, we and Cisco had discussed our mutual interest in expanding our commercial and strategic relationship. The expansion of our relationship with Cisco was identified by our management and board of directors in planning meetings held in March and April 2004 as an important development for the future direction of our business.

On June 11, 2004, Mr. Hood received a telephone call from Mr. Roushan Ahmadi-Zenooz of Cisco to discuss a possible transaction whereby Cisco would acquire NetSolve. Mr. Ahmadi-Zenooz is a member of Cisco’s business development group.

On June 14, 2004, Mr. Hood attended a dinner meeting with Wim Elfrink, senior vice president of Cisco’s customer advocacy group, and Ned Hooper, senior director of corporate business development for Cisco. In this meeting, Mr. Hood was informed again that Cisco had an interest in acquiring NetSolve.

Over the first six months of 2004, our management had engaged in discussions with representatives of a large public company that we refer to in this proxy statement as “Company X” (name withheld by terms of a confidentiality agreement) concerning our capabilities to provide services to support Company X’s customers with a view towards establishing a strategic relationship with Company X. On June 15 and June 16, 2004, Mr. Hood met with two representatives of Company X at their request for the purpose of again discussing a potential strategic relationship between Company X and us. During the course of these meetings, Company X raised the general possibility that it might be interested in acquiring NetSolve.

On June 16, 2004, we convened a special meeting of our board of directors to discuss Cisco’s interest in a potential acquisition of NetSolve. Mr. Hood also reported on the communication that he had received from Company X concerning a possible acquisition. At this meeting, our board of directors authorized our management to pursue further discussions with Cisco as a potential acquiror of NetSolve. In addition, our board of directors authorized the retention of a financial advisor.

On June 17, 2004, at Cisco’s request and as a condition for Cisco to engage in any discussions of a potential acquisition of NetSolve by Cisco, we entered into a short-term exclusivity arrangement with Cisco which we agreed would expire on June 25, 2004. We also formally retained UBS as our financial advisor to assist us in the process by which we would explore the potential sale of NetSolve.

Between June 17 and June 24, 2004, representatives of UBS, along with Mr. Hood and Kenneth C. Kieley, our Vice President and Chief Financial Officer, engaged in discussions with Mr. Ahmadi-Zenooz to seek to determine whether it was possible to reach a preliminary understanding as to an appropriate valuation of NetSolve that could serve as a basis for the negotiation of a potential transaction. Cisco proposed a preliminary transaction price that reflected a 10% premium over the then recent trading price of our common stock (equating to approximately $10.75 per share). The parties did not reach a preliminary understanding on valuation and the exclusivity arrangement expired.

On June 24, 2004, Mr. Hood received an unsolicited telephone call from an officer of Company X expressing Company X’s interest in pursuing acquisition discussions with NetSolve.

On June 28, 2004, Mr. Hood and Mr. Kieley received a telephone call from Mr. Ahmadi-Zenooz and Mr. Hilton Romanski, another member of Cisco’s business development group. In this call, a verbal indication of interest was made by Cisco to acquire NetSolve at a proposed price of $12.33 per share.

On June 29, 2004, we received an indication of interest from Company X outlining a proposal to acquire us at a proposed price of $12.25 per share. In addition, another large public company, which we refer to in this proxy statement as “Company Y” (name withheld under terms of a confidentiality agreement), contacted Mr. Hood and expressed its interest in discussing a possible acquisition of NetSolve. In response to these inquiries, we requested that UBS offer Company X and Company Y an opportunity to conduct limited due diligence of our business for purposes of preparing indications of interest that could be submitted to our board of directors for its consideration.

On June 30, 2004, at Company Y’s request, we made certain written materials regarding NetSolve available to Company Y for purposes of its limited due diligence investigation. In addition, our management also made a telephonic presentation to representatives of Company Y. Later that day, our board of directors held a special meeting and reviewed the indications of interest received from Cisco and Company X. Mr. Hood also informed our directors of the inquiry from Company Y and its due diligence activities earlier that day. At this meeting, members of our management team informed our board of their assessment that the successful execution of our stand-alone strategy was becoming increasingly dependent on support from our resellers and strategic partners, including Cisco, and that these partners could potentially develop in house services comparable to the services offered by us.

It was the view of our board of directors that, based on the familiarity of Cisco, Company X and Company Y with our business and the significant size and resources of each of these three companies, these companies were the most likely potential acquirors of NetSolve and were in the best position to offer NetSolve competitively attractive acquisition proposals which could be consummated quickly with minimal disruption to our business. Additionally, our board decided that, in view of the negative impact that any disclosure of discussions regarding a possible acquisition of NetSolve would have on our relationships with customers, resellers and other partners and prospects, the existence and confidentiality of our discussions with potential acquirors had to be strictly controlled and discussions limited to those potential acquirors most likely to complete a transaction with us. Our board of directors instructed UBS to commence a process that would solicit competitive indications of interest from these three companies for the potential sale of NetSolve.

On July 1, 2004, at Company X’s request, we made certain due diligence materials available to Company X. UBS also contacted Cisco to invite it to prepare an indication of interest for submission to our board of directors prior to a special meeting of our board that was scheduled for July 3, 2004.

On July 2, 2004, Company X and Company Y submitted indications of interest for the potential acquisition of NetSolve to UBS for presentation to our board of directors.

On July 3, 2004, our board of directors formally evaluated the two written indications of interest received from Company X and Company Y on July 2nd and Cisco’s prior verbal indication of interest, as well as our stand-alone strategy. Our board of directors took into account the prices proposed in these indications of interest (which were $12.33 in the case of Cisco, $13.50 in the case of Company X and $15.00 in the case of Company Y), and the trading price of our common stock (which closed at $9.90 per share on July 2, 2004). Our board of directors also took into account the other terms and conditions of each indication of interest and the likelihood of each proposal culminating in a definitive agreement that could be completed promptly with all conditions met. After an evaluation of all aspects of each indication of interest, our board of directors concluded that the indication of interest received from Company Y was the most attractive for our stockholders among the indications of interest then before our board. Accordingly, our board of directors authorized our management to enter into an exclusivity arrangement with Company Y, as was required by Company Y under the terms of its indication of interest, with an expiration date of July 21, 2004 and invited Company Y to continue its due diligence investigation of NetSolve and commence the preparation of a definitive acquisition agreement. The exclusivity agreement was executed later that day.

On July 7, 2004, Company Y resumed its due diligence investigation of NetSolve. Presentations by our management team and due diligence meetings were conducted on July 12 and July 13, 2004.

On July 14, 2004, Company Y provided our legal counsel with an initial draft of the acquisition agreement. At a regularly scheduled meeting of our board of directors held later that morning, our legal counsel discussed with our directors the material provisions of the draft agreement. Our board noted that certain of these provisions subjected the completion of the transaction by Company Y to a high degree of risk. Our board directed our management team, legal counsel and financial advisor to continue their efforts to negotiate the material terms of the agreement in order to provide a higher degree of assurance that we would be able to close the proposed transaction with Company Y.

On July 16, 2004, we received an unsolicited indication of interest from Cisco at a price of $14.50 per share. No actions were taken and no communications were made to Cisco in response to this proposal in recognition of our obligations under the exclusivity agreement with Company Y.

From July 16 to July 21, 2004, we, along with our legal counsel and financial advisor, engaged in several negotiations with Company Y to address the concerns that had been expressed by our board of directors at the July 14th meeting concerning the terms of the draft agreement, but Company Y was unwilling to accommodate meaningful changes to any of the material provisions of the draft agreement.

On July 21 and 22, 2004, our board of directors held two meetings to discuss the unresolved issues with Company Y and to determine whether or not to continue to proceed with further negotiations. During this period, we made a proposal to Company Y in an effort to resolve the impasse. Company Y rejected this proposal and did not provide a counter-proposal. Given Company Y’s unwillingness to accept our proposal, to offer us a counter-proposal or to accommodate meaningful changes to the draft agreement that, in any event, would have provided us with greater levels of assurance that a transaction would in fact be completed by Company Y, our board of directors decided that there was a high likelihood that we would not be able to reach an acceptable agreement with Company Y that would offer sufficient certainty of closing on the part of Company Y. We also were concerned that, if we were to continue in exclusive discussions with Company Y, other potential acquirors would lose their interest in pursuing a transaction with us in the event we failed to finalize an agreement with Company Y. Accordingly, our board of directors authorized us to terminate our exclusive discussions with Company Y and instructed management and UBS to contact Cisco and Company X to request that they submit new indications of interest for the purchase of NetSolve on or before July 26, 2004.

On July 23, 2004, Mr. Hood, Mr. Kieley and UBS contacted Mr. Hooper and Mr. Ahmadi-Zenooz of Cisco, as well as Company X, to inform them of the opportunity to resubmit indications of interest to acquire NetSolve.

On July 26, 2004, we received new indications of interest in writing from Cisco and Company X. Our board of directors held a meeting on that day and another on July 27, 2004 during which the two indications of interest, as well as our stand-alone strategy, were evaluated. Our board of directors took into account the prices proposed in the two indications of interest (which were $14.50 in the case of Cisco and $15.10 in the case of Company X), and the trading price of our common stock (which had closed at $9.44 per share on the last prior trading day). Our board of directors also took into account the other terms and conditions of each proposal and the likelihood of each proposal culminating in a definitive agreement that could be completed promptly with all conditions met. After this evaluation of all aspects of each indication of interest, our board of directors concluded that the indication of interest received from Company X was the more attractive for our stockholders of the two indications of interest then before our board. Accordingly, our board of directors authorized our management to enter into an exclusivity arrangement with Company X, as was required by Company X under the terms of its indication of interest, with an expiration date of August 17, 2004 and invited Company X to resume its due diligence investigation of NetSolve and commence the preparation of a definitive acquisition agreement. The exclusivity agreement was executed later that day.

On August 2, 2004, Company X commenced its due diligence review of us and from August 3 through August 5, 2004, received presentations from, and held meetings with, members of our management team.

From August 2 through August 12, 2004, Company X conducted its due diligence review of us and multiple drafts of a definitive agreement were negotiated and exchanged between us and Company X.

On August 13, 2004, Company X informed Mr. Hood and UBS that it was unwilling to support the terms of its July 26th indication of interest, citing a recent decline in the market price of our stock (which had closed at a price of $8.07 per share that day) and concerns identified in its due diligence process regarding NetSolve’s dependence on future business from competitors of Company X. Company X indicated that it was willing to proceed with a transaction, but at a significant discount to the proposed price of $15.10 in its July 26th indication of interest.

On August 16, 2004, our board of directors held a special meeting where it was informed of Company X’s unwillingness to proceed with the proposal that our board of directors had considered on July 26th, but rather at the revised proposal conveyed on August 13th. After deliberation, our board decided that we should continue to engage in discussions with Company X to attempt to complete the negotiation of the terms and conditions of the proposed definitive transaction agreement and negotiate a more attractive price from Company X. Our board of directors also requested that our management and financial advisor contact both Cisco and Company Y to evaluate their interests in a potential transaction with NetSolve promptly following the expiration of the exclusivity period with Company X.

Following the expiration of the exclusivity period with Company X on August 17, 2004, Cisco and Company Y were contacted to gauge their interest in submitting new indications of interest to acquire NetSolve.

During the period from August 18 to August 24, 2004, we continued in our discussions of the terms and conditions of the draft definitive agreement with Company X. Moreover, noting declines in the trading price of our common stock, Company X communicated to us that it believed that its proposed price for NetSolve would be $9.10 per share.

On August 25, 2004, Cisco verbally indicated to us that it proposed a price of $10.00 per share to acquire us. We proceeded to negotiate that price with Cisco. As a result, Cisco revised its proposed price to $11.00 per share. Later that day, a special meeting of our board of directors was held for the purpose of determining whether we should move forward with an acquisition transaction. At this meeting, our board of directors was informed that Company X had fixed its proposed price for a potential transaction with us at $9.10 per share. In addition, our board was informed that no revised proposal had been received from Company Y. Following this discussion, our board of directors unanimously rejected the proposed acquisition of NetSolve by Company X. In evaluating whether to proceed with a transaction with Cisco or pursue our stand-alone strategy, our board of directors took into account the price proposed in the revised proposal received from Cisco and the trading price of our common stock (which had closed at $8.11 per share on the last prior trading day). In addition, our board of directors considered the various risks and uncertainties attendant in our stand-alone strategy. Our board also expressed concern about the volatility of our stock price, which had declined from a level of $9.44 per share at the time of our board of directors meeting on July 26th to a closing price of $6.99 at the time of our board of directors meeting on August 16th, reflecting a 26% drop during that three week period.

Our board of directors also took into account the terms and conditions of Cisco’s indication of interest and the likelihood that it would culminate in a definitive agreement that could be completed promptly with all conditions met. After this evaluation and taking into account the totality of the proposed terms of the Cisco indication of interest, our board of directors concluded that we should continue to engage with Cisco. Accordingly, our board of directors authorized our management to enter into an exclusivity arrangement with Cisco, as was required by Cisco under the terms of its indication of interest, with an expiration date of September 9, 2004. Cisco was invited to commence its due diligence investigation of NetSolve and the preparation of a definitive acquisition agreement. The exclusivity agreement was executed later that evening.

On August 26, 2004, Cisco commenced its due diligence investigation. On August 27th, Cisco’s legal counsel sent an initial draft of the merger agreement to us. We also entered into an amended confidentiality agreement with Cisco to explicitly cover due diligence materials that were provided in connection with the proposed transaction. From August 27 to September 8, 2004, representatives of both parties met several times to discuss related issues regarding the potential merger, Cisco completed its due diligence investigation and the parties exchanged and negotiated multiple drafts of the definitive merger agreement and related transaction documents.

On September 8, 2004, our board of directors held a meeting to review and consider the final terms of the proposed transaction with Cisco. Participating in the meeting were all the members of our board of directors, Mr. Kieley and representatives of UBS and of our outside legal counsel. At this meeting, our outside legal counsel reviewed the fiduciary duties and responsibilities of our directors under applicable law. Representatives of UBS presented their evaluation of the proposed merger and described the financial analyses performed and the procedures followed with respect to such evaluation. UBS also described the bases and methods that were utilized in developing its fairness opinion. UBS then delivered its oral opinion (later confirmed in writing) to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth in its written opinion, the merger consideration of $11.00 per share was fair, from a financial point of view, to our stockholders. Representatives of our outside legal counsel then reviewed the principal provisions of the proposed merger agreement that had been distributed to the directors prior to the meeting and discussed the sequence of events to move to the closing of the merger. In light of these considerations and the factors described in “Reasons for the Merger” in this proxy statement, our board of directors unanimously (with Mr. Hood abstaining due to his interest in the merger as described in the section “The Merger—Interests of NetSolve’s Executive Officers and Directors in the Merger”) approved the merger agreement and the merger and recommended that all of our stockholders adopt the merger agreement and approve the merger.

After the close of trading on the National Market of The Nasdaq Stock Market on September 9, 2004, the parties executed and delivered their respective signature pages to the merger agreement. Each of Cisco and NetSolve promptly issued a press release announcing the execution of the merger agreement dated September 9, 2004.

Reasons for the Merger

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with our senior management, legal counsel and a financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the current state of our business, including our operations, technology, management and competitive position, our prospects and strategic objectives and the risks involved in achieving those objectives;

•	the rapid trend in convergence between the products and services offered by telecommunications companies and by computer equipment and networking companies, and the continuing evolution of the information technology (IT) infrastructure management services industry in response to this trend, particularly as the demand for internet protocol telephony systems enabled through data networks has escalated, outpacing the growth in demand for traditional telecommunications equipment and services; and

•	our increasing dependence on resellers and strategic partners, including Cisco, to refer us to their customers as a qualified provider of IT infrastructure management services; and the risk that these resellers and strategic partners, or their customers, will develop capabilities and solutions in house that compete with, or obviate the need for, our services.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors regarding the proposed merger with Cisco:

•	the fact that the $11.00 per share merger consideration to be received by our stockholders in the merger represents a premium of $2.55, or 30.2%, over the closing sales price of our common stock as reported on the National Market of The Nasdaq Stock Market on September 7, 2004 (which was the trading date prior to the date that our board of directors approved the merger agreement and the merger), a premium of approximately $3.19, or 40.8%, over the trailing average closing sales prices for our common stock for the 30-day period ended September 7, 2004, and a premium of approximately $1.84, or 20.0%, over the trailing average closing sales prices for our common stock for the 12-month period ended September 7, 2004;

•	after engaging in a competitive process to solicit proposals from the most likely acquirors of NetSolve, all of which were familiar with us and our business and which our board of directors determined were in the best position to offer us competitively attractive acquisition proposals which could be consummated quickly with minimal disruption to our business, the merger with Cisco was the most attractive transaction for NetSolve stockholders, when taking into account all of the factors relating to each indication of interest received, including the terms and conditions of each proposal and the likelihood of each proposal culminating in a definitive agreement that could be completed promptly with all conditions met;

•	the opinion of UBS as rendered to our board of directors to the effect that, as of September 8, 2004, and based upon and subject to the limitations and assumptions set forth in the written opinion, the merger consideration of $11.00 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS in connection with the opinion, is attached as Annex D to this proxy statement);

•	the merger consideration as compared to estimated valuations for NetSolve if we were to remain an independent company, and our management’s assessment of the assumptions and risks associated with achieving those future results;

•	the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the experience, reputation and financial capabilities of Cisco;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that the merger agreement permits our board of directors, in the exercise of its fiduciary duties, to authorize NetSolve to participate in discussions and negotiations with and furnish information to third parties in connection with unsolicited superior offers, change its recommendation in favor of the merger with Cisco following receipt of a superior offer and, if our stockholders fail to approve the transaction with Cisco, to potentially enter into a transaction with another acquiror, subject to the limitations described on pages 44 and 45 of this proxy statement, and in some cases, subject to the payment of a termination fee of $4,125,000, which constitutes approximately three percent of the aggregate merger consideration (as determined on a treasury stock basis).

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors regarding the proposed merger with Cisco:

•	that our stockholders would not benefit from any potential future increase in our value beyond $11.00 per share;

•	the fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the conditions to Cisco’s obligation to complete the merger and the right of Cisco to terminate the merger agreement under certain circumstances;

•	the restrictions that the merger agreement imposes on our ability to operate our business until the transaction closes or is terminated;

•	in the event that the merger is not consummated, the potential negative effects of the public announcement of the merger on our sales, operating results, stock price, relationships with customers and suppliers, ability to retain key technical, marketing, sales and management personnel and employee morale;

•	the interests that certain of our directors and officers may have with respect to the merger in addition to their interests as our stockholders generally, as described in “The Merger—Interests of NetSolve’s Executive Officers and Directors in the Merger”; and

•	the fact that under the merger agreement, while we have the ability to discuss unsolicited acquisition proposals with third parties and provide them with non-public information concerning NetSolve, and our board of directors has the ability to withhold, withdraw, amend or modify its recommendation to our stockholders in light of any pending superior proposal if specified conditions are met, we cannot terminate the merger agreement and pursue a superior offer unless and until the merger proposal with Cisco is presented to our stockholders for a vote at a meeting but is not approved by them, and we or Cisco thereafter terminate the merger agreement and certain other conditions are met, including, in some circumstances, our payment of a $4,125,000 termination fee to Cisco.

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors; but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors’ Recommendation

After careful consideration, our board of directors has unanimously approved (with our Chief Executive Offer and a director, David D. Hood, abstaining from such vote) the merger agreement and the merger and has determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of, NetSolve and our stockholders. Accordingly, our board of directors (by the unanimous vote of the non-employee directors) recommends that all of our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Our board of directors (by the unanimous vote of the non-employee directors) also recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Mr. Hood abstained from voting on the merger as he has interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of a stockholder due to Mr. Hood’s agreement to become an employee of Cisco following completion of the merger.

Opinion of NetSolve’s Financial Advisor

The following is a summary of the UBS fairness opinion and the methodology that UBS used to render its opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS, and is attached as Annex D to this proxy statement and incorporated in this proxy statement by reference. We encourage you to read carefully the UBS opinion in its entirety.

Under the terms of an engagement letter, dated June 17, 2004, we retained UBS to provide financial advisory services and a financial fairness opinion to our board of directors in connection with a possible business combination transaction involving NetSolve. At the meeting of our board of directors held on September 8, 2004, UBS delivered its oral opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken by UBS, the consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders. The opinion was confirmed by delivery of a written opinion dated September 8, 2004.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to NetSolve;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of NetSolve, including estimates and financial forecasts prepared by our management, that were provided to UBS by NetSolve and are not publicly available;

•	conducted discussions with members of our senior management concerning the business and financial prospects of NetSolve;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to those of NetSolve;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

•	reviewed drafts of the merger agreement; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification for any of the information reviewed by it for the purpose of its opinion and, with our consent, relied on such information being complete and accurate in all material respects. In addition, at our direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NetSolve, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the future performance of NetSolve. In addition, UBS assumed with our approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on us and/or Cisco and the merger. UBS’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of the opinion. UBS assumed no responsibility to update or revise its opinion based on circumstances or events occurring after the date of the opinion.

UBS’s opinion does not address our underlying business decision to effect the merger or constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the merger. At our direction, UBS was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with our consent, that the final executed form of the merger agreement did not differ in any material respect from the draft merger agreement dated September 8, 2004 that UBS examined prior to rendering its opinion, and that Cisco and we will comply with all the material terms of the merger agreement.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. UBS did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of us and Cisco. No company, transaction or business used in those analyses as a comparison is identical to us or our business or to the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by UBS and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

The following is a summary of the material financial analyses used by UBS in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Performance.  UBS reviewed historical trading prices for our common stock since September 2002. This review indicated that the closing price for our common stock was $8.45 on September 7, 2004, two days before the public announcement of the merger. UBS also reviewed the average closing prices over periods prior to September 7, 2004 as set forth in the following table:

Selected Statistics(1)	Closing Price
September 7, 2004	$8.45
5 Day Average	$8.25
10 Day Average	$8.08
15 Day Average	$7.84
20 Day Average	$7.82
30 Day Average	$7.91
45 Day Average	$8.59
60 Day Average	$8.91
90 Day Average	$9.18
180 Day Average	$9.60
1 Year Average	$9.16
2 Year Average	$8.03

(1)	All periods based on trading days.

Selected Comparable Public Company Analysis.  UBS compared selected financial information, ratios and public market multiples for NetSolve to the corresponding data for the following (1) four publicly-traded IT Services companies with stock market capitalizations of less than $1 billion and (2) seven publicly-traded IT Services companies with stock market capitalizations of greater than $1 billion:

Companies with Market Cap Less than $1 Billion

•	CIBER, Inc.

•	Keane, Inc.

•	SITEL Corporation

•	TeleTech Holdings, Inc.

Companies with Market Cap Greater than $1 Billion

•	Accenture Ltd

•	Convergys Corporation

•	International Business Machines Corporation

•	Perot Systems Corporation

•	Sapient Corporation

•	Unisys Corporation

•	West Corporation

UBS chose these companies because they were publicly traded companies that, for purposes of the analysis, UBS considered reasonably comparable to us. The selected public companies may significantly differ from NetSolve based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies operate.

UBS reviewed, among other information, the comparable companies’ multiples of enterprise value, referred to as EV, which consists of the market value of the particular company’s equity, referred to as MV, plus the market value (when available) of the particular company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities to the comparable company’s:

•	estimated calendar 2004 revenue, referred to as CY 2004 revenue; and

•	estimated calendar 2005 revenue, referred to as CY 2005 revenue and estimated calendar 2005 earnings before interest and taxes, referred to as CY 2005 EBIT.

UBS also reviewed, among other information, the comparable companies’ multiples of MV to estimated calendar 2005 net income, referred to as CY 2005 Earnings.

UBS reviewed the implied multiples of EV and MV of the comparable companies, as of September 7, 2004, utilizing two sets of data:

1.  Implied multiples of comparable IT services companies with market capitalizations of less than $1 billion; and

2.  Implied multiples of the entire group of comparable IT services companies, including companies with market capitalizations of less than $1 billion.

	Comparable IT Services Companies with Market Cap Less than $1 Billion					All Comparable IT Services Companies					NetSolve
	Multiple Range	Mean		Median		Multiple Range	Mean		Median		At $8.45 per share(1)		At $11.00 per share
EV/CY 2004 Revenue	0.3x to 1.0x	0.7	x	0.7	x	0.3x to 3.3x	1.2	x	0.9	x	1.5	x	2.4	x
EV/CY 2005 Revenue	0.3x to 0.9x	0.6	x	0.6	x	0.3x to 2.8x	1.1	x	0.9	x	1.2	x	1.8	x
EV/CY 2005 EBIT	9.3x to 14.7x	11.5	x	10.3	x	9.0x to 20.7x	11.6	x	10.1	x	18.8	x	29.8	x
MV/CY 2005 Earnings	9.8x to 21.4x	15.8	x	16.0	x	9.8x to 28.3x	16.7	x	15.4	x	41.9	x	54.6	x

(1)	$8.45 was NetSolve’s closing stock price on September 7, 2004.

Estimated revenue data for NetSolve was based on management estimates and for the selected companies was based on publicly available research analysts’ estimates.

Selected Comparable Transaction Analysis.  UBS reviewed publicly available financial information relating to the following selected transactions in the IT services industry since March 2001:

Acquirer	Target
Hewlett-Packard Company	Synstar Plc
Telecom of New Zealand Ltd.	Gen-i (subsidiary of Cullen Investment, Ltd.)
VeriSign, Inc.	Jamba! AG
CIBER, Inc.	Ascent Technology, Ltd.
International Business Machines Corporation	Daksh e-Services Private, Ltd.
TH Lee Putnam Ventures	SPI Technologies, Inc.
CGI Group, Inc./CACI International, Inc.	American Management Systems, Inc.
Infocrossing, Inc.	System Management Specialists
SAAVIS Communications Corporation	Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. Assets
Volante Group Limited	IPEX Information Technology Pty, Ltd.
VeriSign, Inc.	Guardent, Inc.
SunGard Data Systems, Inc.	Systems & Computer Technology Corporation
TietoEnator Corporation	Ki Consulting & Solutions AB
WM-data Plc	Novo Group
Cap Gemini Ernst &Young	Transiciel Group
Pivotal Private Equity	Verisign, Inc.’s Network Solutions Business
Atos Origin S.A.	SchlumbergerSema
Symphony House, Bhd	Global Impact, Bhd
Automatic Data Processing, Inc.	ProBusiness Services, Inc.
Computer Sciences Corporation	DynCorp
Logica Plc	CMG Plc
Paychex Inc.	Advantage Payroll Services, Inc.
Perot Systems Corporation	ADI Technology Corporation
Electronic Data Systems Corporation	Loudcloud Inc.’s Hosting Business
Atos Origin S.A.	KPMG Consulting (UK & Netherlands)
SunGard Data Systems Inc.	Guardian iT Plc
Affiliated Computer Services, Inc.	Systems & Computer Technology Corporation’s Government Solutions Business
Dimension Data Holdings Plc	Premier Systems Integrators

UBS chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS considered to be reasonably comparable to the merger. The selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

UBS reviewed, among other things, the total enterprise value, referred to as EV, implied by the purchase price in each relevant transaction as a multiple of the target’s:

•	last twelve months revenue, referred to as LTM revenue; and

•	next twelve months revenue, referred to as NTM revenue.

The analysis indicated the following implied multiples for the selected transactions and for the merger:

	Selected Transactions			NetSolve
	Multiple Range	Mean	Median	At $11.00 per share
EV /LTM Revenue	0.4x to 4.7x	1.4x	0.9x	2.2x
EV /NTM Revenue	0.4x to 4.2x	1.3x	0.8x	2.2x

Multiples for NetSolve and the selected transactions were based on relevant filings with the Securities and Exchange Commission, press releases, publicly available research analysts’ estimates and our management’s projections.

Premiums Paid Analysis.  UBS reviewed selected purchase price per share premiums paid or to be paid in the acquisitions of publicly traded technology companies, excluding “mergers of equals” transactions, announced from September 22, 2003 through September 3, 2004, with deal sizes in excess of $100 million.

Acquirer	Target
Inovis International, Inc.	QRS Corporation
ARM Holdings plc	Artisan Components, Inc.
Hewlett-Packard Company	Synstar
Digitas Inc.	Modem Media, Inc.
Aixtron AG	Genus, Inc.
Flextronics International Ltd.	Hughes Software Systems
Tellabs, Inc.	Advanced Fibre Communications, Inc.
InfoUSA Inc.	OneSource Information Services, Inc.
BMC Software, Inc.	Marimba, Inc.
Fair Isaac Corporation	London Bridge Software Holdings plc
Tibco Software Inc.	Staffware PLC
Infospace, Inc.	Switchboard Incorporated
Intersil Corporation	Xicor, Inc.
CGI Group Inc./CACI International, Inc.	American Management Systems, Incorporated
Serena Software Inc.	Merant Plc
Credence Systems Corporation	NPTest Holding Corporation
ST Assembly Test Services	ChipPAC, Inc.
Juniper Networks, Inc.	NetScreen Technologies, Inc.
Hewlett-Packard Company	Novadigm, Inc.
Fidelity National Financial, Inc.	Sanchez Computer Associates, Inc.
Ariba, Inc.	FreeMarkets, Inc.
Sungard	SCT
Symantec Corporation	ON Technology Corporation
SafeNet, Inc.	Rainbow Technologies, Inc.
Open Text Corporation	IXOS Software AG
Celestica Inc.	Manufacturers’ Services Limited
EMC Corporation	Documentum, Inc.
Emulex Corporation	Vixel Corporation
Melita International Ltd.	Concerto Software, Inc.
Bookham Technology plc	New Focus, Inc.

This analysis indicated mean and median and high and low premiums to the targets’ closing stock prices on dates, and the targets’ average closing stock prices for periods, prior to the announcement of the applicable transaction as set forth in the following table. The premiums for NetSolve were calculated based on our closing stock prices on dates, and our average closing stock prices for periods, prior to September 8, 2004.

	Premium (%) to Stock Price			Premium (%) to Average Stock Price
	One Day Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement
Mean/Median	27.7 /25.8	30.5 /28.5	33.8/32.0	29.3/27.8	31.2/29.1
High	69.4	66.3	73.2	65.7	64.7
Low	5.3	7.9	2.5	7.7	7.3
Implied Premium in the Merger @ $11.00 per Share	30.2	38.7	37.5	33.3	39.0

Pursuant to its engagement, UBS will receive a transaction fee of $2.5 million upon the consummation of the merger. We also agreed to reimburse UBS for its expenses incurred in performing its services. In addition, we have agreed to indemnify UBS and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS or any of its affiliates against liabilities and expenses related to or arising out of UBS’s engagement and any related transactions.

Our board of directors selected UBS based on its experience, expertise and reputation. UBS is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS and its predecessors have provided investment banking services to Cisco and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade and have traded securities of NetSolve or Cisco for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of NetSolve’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware of the following matters. Our board of directors was informed or otherwise was aware of, and considered the interests of, our executive officers and directors in approving the merger agreement and the merger.

Employment Agreements Between Cisco and Certain NetSolve Executive Officers.

Concurrently with the execution of the merger agreement, Cisco entered into employment agreements with the following executive officers of NetSolve. Each agreement specifies the executive officer’s new title at Cisco, base salary, incentive bonus payment terms and a Cisco stock option grant, as set forth in the following table:

Name/Netsolve Title	New Cisco Title	Base Salary	Incentive Bonus	New Stock Options
David D. Hood, President and Chief Executive Officer	Vice President, Customer Advocacy Group	$275,000	$500,000	100,000
Jeffrey Guillot, Vice President of Development	Director, Customer Advocacy Group	$205,000	$300,000	52,500
Terrence K. Sadowski, Vice President of Marketing	Director, Customer Advocacy Group	$210,000	$250,000	27,500
Gregory K. Jones, Vice President of Sales	Director, Customer Advocacy Group	$200,000	$300,000	27,500
Richard L. Hamilton, Vice President of Service Delivery	Director, Customer Advocacy Group	$190,000	$200,000	27,500

The payment of the incentive bonuses to these executives will be payable in two equal installments. The first installment will be payable 12 months after the closing of the merger and the second installment will be payable 24 months after the closing of the merger. Fifty percent of the first installment will be paid if such executive has been continuously employed by Cisco through the 12-month anniversary of the closing of the merger. The remaining fifty percent of the first installment will be paid if such executive has been continuously employed by Cisco through the 12-month anniversary of the closing of the merger and has achieved applicable performance milestones established by Cisco as of the 12-month anniversary. Fifty percent of the second installment will be paid if such executive has been continuously employed by Cisco through the 24-month anniversary of the closing of the merger. The remaining fifty percent of the second installment will be paid if such executive has been continuously employed by Cisco through the 24-month anniversary of the closing of the merger and has achieved applicable performance milestones established by Cisco as of the 24-month anniversary of the closing of the merger. In the event of an executive’s death or permanent disability, such executive will be eligible to receive the next incurring installment of his incentive bonus.

The grant of the new Cisco stock options to such executives will be submitted for approval to the Cisco board of directors and, if approved, granted to such executives after the closing of the merger and will have an exercise price per share equal to the fair market value of Cisco common stock on the date of grant, and will be subject to Cisco’s standard stock option terms, including a five-year vesting period.

If the executive’s employment is terminated by Cisco without cause or the executive resigns for good reason before the second anniversary of the consummation of the merger, and the executive delivers a signed release of claims, Cisco will continue to pay the executive’s base salary for a period of 12 months; provided, however, that if such termination occurs more than 13 months following the consummation of the merger, then the executive’s severance payment will be reduced by one month for each full month that the executive was employed by Cisco following the first anniversary of the consummation of the merger, down to a minimum payment of six months. Each of these executives also entered into a noncompetition agreement with Cisco for a two-year term following the completion of the merger.

In addition, Messrs. Hood and Jones have also agreed to waive all of their rights and benefits under their existing employment and change of control agreements with Netsolve. These agreements provided for (1) acceleration of 50% of the officer’s unvested Netsolve options upon completion of a change of control of Netsolve, such as the merger (or, in the case of Mr. Jones, upon termination without cause or resignation for good reason within 12 months following such change of control), and (2) a severance payment equal to a portion of the officer’s base salary (12 months for Mr. Hood, 6 months for Mr. Jones) upon termination without cause or resignation for good reason within 12 months following a change of control of Netsolve, such as the merger. In lieu of these rights, these officers will instead be entitled under their new employment agreements with Cisco to acceleration of vesting of the officer’s assumed Netsolve stock options that would have vested in the one-year period following the consummation of the merger if, within 12 months following the consummation of the merger, his employment is terminated by Cisco without cause or if he resigns for certain specified reasons.

Employment and Change of Control Agreement Between NetSolve and Our Chief Financial Officer.

We entered into an employment and change of control agreement with Kenneth C. Kieley, our Vice President and Chief Financial Officer, effective as of February 20, 2003. This agreement provides for (1) the acceleration of 50% of Mr. Kieley’s unvested Netsolve options upon completion of a change of control of Netsolve (such as the proposed merger), (2) a lump sum severance payment, upon termination without cause or resignation for good reason within 12 months following a change of control of Netsolve, equal to his annual base salary plus the annual bonus that he received for the fiscal year prior to the year of termination, and (3) continued health benefits and insurance for a period of 12 months from the date of termination. Assuming, for hypothetical purposes, that the merger closes on November 30, 2004, and that Mr. Kieley is terminated without cause or resigns for good reason on that date, Mr. Kieley would be entitled to the following benefits pursuant to this agreement:

•	Options that would accelerate:	19,455
	(value of acceleration at $11.00 per share, net of exercise price, is $29,503)
•	Severance payment:	$242,120

Net Merger Proceeds to be Received by Directors and Executive Officers.

Each of our directors and executive officers holds shares of our common stock and/or in-the-money stock options to purchase shares of our common stock. Shares will be exchanged for the right to receive $11.00 per share in cash as described herein. In addition, upon completion of the merger, all outstanding NetSolve stock options that are held by our executive officers, as well as other employees, who continue in their employment with NetSolve following the consummation of the merger or who become employees of Cisco will be assumed by Cisco upon their same terms and conditions, except that each such option will be exercisable for an adjusted number of shares of Cisco common stock at an adjusted per share exercise price based on the option exchange ratio as described in “The Merger Agreement—Treatment of Awards Outstanding under NetSolve’s Stock Plans, Unvested Shares Subject to Repurchase Rights, and Warrants”.

The following table sets forth the cash proceeds that each of our executive officers and directors will receive at the closing of the merger based on his beneficial ownership of shares of our common stock, assuming, for hypothetical purposes, that the merger closes on November 30, 2004, and that each of our executive officers and directors exercises all of his in-the-money stock options:

Name	Common stock beneficially held at closing, assuming exercise of in-the-money stock options		Proceeds from merger, less aggregate exercise price of in-the- money stock options, assuming their exercise
Executive Officers:

David D. Hood	529,100		$1,605,115
Kenneth C. Kieley	321,600	*	2,496,415
Jeffrey Guillot	140,000		312,600
Richard L. Hamilton	85,600		79,400
Gregory K. Jones	85,000		253,800
Terrence K. Sadowski	88,500		359,700

Directors (other than Mr. Hood):

J. Michael Gullard	118,792		$1,011,619
Jerome N. Gregoire	22,500		92,138
G. Joseph Lueckenhoff	15,650		41,200
John S. McCarthy	487,560		5,232,210
Howard D. Wolfe, Jr.	167,769		1,579,509
James L. Zucco, Jr.	22,500		92,287

*	Includes 188,100 shares subject to options with an exercise price per share of less than $11.00. Of this number, 152,413 shares will be vested as of November 30, 2004 and one half of the unvested shares with an exercise price per share of less than $11.00, or 17,844 shares, will become vested due to the acceleration provisions of Mr. Kieley’s employment and change of control agreement. These accelerated options have a weighted average exercise price of $9.35, resulting in a benefit of $29,503 to Mr. Kieley from the acceleration of his options.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of such shares, please see the information below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Indemnification of Directors and Officers

The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors or officers as provided in our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect for a period of six years after the merger in accordance with their respective terms. Cisco has agreed to assume and to cause NetSolve, as the surviving corporation in the merger, to fulfill and honor in all respects, those obligations. Our directors will be entitled to pursue their rights of indemnification with respect to the stockholder litigation described below in the section entitled “The Merger—Litigation Related to the Merger.”

Litigation Related to the Merger

On September 14, 2004, two purported class action lawsuits were filed in the District Court of Travis County, Texas against NetSolve and our directors. The plaintiffs claim self dealing and breaches of fiduciary duty on the part of our directors in connection with the announced merger agreement. Specifically, the plaintiffs’ claims are premised on allegations that:

•	our directors allegedly stood on both sides of the merger transaction and will allegedly obtain for themselves alleged personal benefits, including personal financial benefits, that will not be shared equally with our stockholders at-large;

•	our directors allegedly have not disclosed to our stockholders at-large the “true value and expected increased future value of NetSolve”, and the merger transaction allegedly represents an effort by our directors to “aggrandize their own financial position and interests … to the detriment of” our other stockholders; and

•	our directors allegedly breached their fiduciary duties to NetSolve and our stockholders by (i) agreeing not to solicit, initiate, seek, entertain, encourage, facilitate, support or induce any offers from third parties, (ii) agreeing to pay a termination fee to Cisco, (iii) amending our rights agreement so as to be inapplicable to the proposed merger with Cisco and (iv) failing to properly value NetSolve.

The plaintiffs seek injunctive relief, including enjoining us and our directors from consummating the merger, and their attorneys’ fees.

NetSolve and our directors believe that the plaintiffs’ claims and allegations are without merit. See “The Merger—Interests of NetSolve’s Executive Officers and Directors in the Merger” on page 30, “The Merger—Background of the Merger” on page 18, “The Merger—Reasons for the Merger” on page 22, and “The Merger—Opinion of NetSolve’s Financial Advisor” on page 25. NetSolve and our individual directors intend to vigorously defend these lawsuits. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuits or the impact of their pendency on us or on the consummation of the merger.

Appraisal Rights

If the merger is consummated, holders of our common stock who choose not to vote in favor of the merger and who follow the procedures specified in Section 262 of the Delaware General Corporation Law (the “Delaware Law”) within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of their shares of our common stock in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such dissenting stockholders would otherwise be entitled to receive pursuant to the merger agreement.

Our stockholders who properly perfect appraisal rights and who do not subsequently withdraw or lose such appraisal rights will not be entitled to surrender their shares of our common stock for payment of the merger consideration in the manner otherwise provided in the merger agreement and described in this proxy statement.

The following summary of appraisal rights under the Delaware Law is qualified in its entirety by reference to Section 262 of the Delaware Law, a copy of which is attached hereto as Annex C.

Failure to strictly follow the procedures set forth in Section 262 of the Delaware Law may result in the loss, termination or waiver of appraisal rights. If you vote to adopt the merger agreement and approve the merger, you will not have a right to have your shares of our common stock appraised. If you desire to exercise your appraisal rights, you must also submit a written demand for payment of the fair value of our common stock held by you.

Stockholders who are considering the exercise of their appraisal rights under the Delaware Law should note that they could receive a value for their shares that is more, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal. Furthermore, under the Delaware Law, the evaluation of fair value is exclusive of any element of value arising from the accomplishment or expectation of the merger.

A written demand for appraisal rights must be delivered before the taking of the vote on the merger proposal at the special meeting. The written demand for appraisal rights must be executed by or for the stockholder of record, should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its shares of our common stock. If the shares of stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. Each stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at NetSolve, Incorporated, 9500 Amberglen Boulevard, Austin, Texas 78729, Attention: Corporate Secretary. If a stockholder holds shares of our common stock through a broker who in turn holds such shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Within ten days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the Delaware Law and have not voted for the merger.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record holder. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record holder.

At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us will have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement; after this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares of our common stock as provided in the merger agreement only with our consent. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the Delaware Law may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than ten days after the stockholder’s request is received by us.

Within 120 days after the effective date of the merger, the surviving corporation or any dissenting stockholder who is entitled to appraisal rights may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all such dissenting stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the dissenting stockholder to an appraisal will cease and any stockholder otherwise entitled to appraisal will be entitled to receive only the merger consideration, without interest.

At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and our stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding that, for purposes of Section 262 of the Delaware Law, the fair value of a share of our common stock is less than the merger consideration.

In determining “fair value”, the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that the “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the Delaware Law provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of our common stock who has duly demanded appraisal in compliance with Section 262 of the Delaware Law will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the Delaware Law, the Delaware Law will control.

Stockholders considering exercising their appraisal rights under the Delaware Law should carefully read Section 262 of the Delaware Law attached as Annex C.

Delisting and Deregistration of NetSolve’s Common Stock

If the merger is completed, our common stock will no longer be traded or listed for trading on the National Market of The Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

General.  The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. This discussion deals only with U.S. holders that hold shares of our common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding our common stock as “qualified small business stock” or “section 1244 stock”, persons holding our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax or persons whose right to receive the cash merger consideration is subject to vesting restrictions. This discussion may not be applicable to stockholders who acquired our common stock pursuant to the exercise of options or warrants, or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

Consequences of the merger to our stockholders.  The receipt of cash in exchange for our common stock in the merger or pursuant to the exercise of appraisal rights by a U.S. holder will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Federal income tax backup withholding.  A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules under that Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. Cisco and NetSolve each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September 20, 2004, and requested early termination of the required waiting period. On October 4, 2004, we were notified by the Federal Trade Commission that our request for early termination of the waiting period had been granted. The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the expiration of the waiting period. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Annex A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Reno Acquisition Corp., a wholly owned subsidiary of Cisco Systems, will be merged with and into NetSolve, with NetSolve continuing as the surviving corporation of the merger. As a result of the merger, NetSolve will become a wholly owned subsidiary of Cisco.

Effective Time

Unless the parties agree otherwise, the closing of the merger will occur within two business days following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other time as the parties may agree. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State unless we and Cisco agree to and specify a subsequent time of effectiveness in the certificate of merger. We are working with Cisco to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of calendar year 2004.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, any shares held by Cisco and shares held by stockholders who perfected their appraisal rights, will be canceled and automatically converted into the right to receive $11.00 in cash, without interest and less applicable withholding taxes. Treasury shares and any shares of our capital stock held by Cisco will be automatically canceled and cease to exist immediately prior to the effective time of the merger and no consideration will be paid for such shares. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined under the Delaware Law. The per share merger consideration will be equitably adjusted in the event of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to our common stock that occurs prior to the effective time of the merger.

Exchange of Stock Certificates and Option Instruments

Cisco has designated EquiServe Trust Company N.A. to serve as exchange agent for the payment of the merger consideration to our stockholders. Promptly following the closing date of the merger, the exchange agent will mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of our common stock in exchange for the merger consideration or in effecting the surrender of instruments that represent options to purchase shares of our common stock which will be cancelled in the merger in exchange for a cash payment as discussed below. These instructions will also explain what to do in the event that a certificate or option instrument has been lost, stolen or destroyed. The letter of transmittal will specify that delivery of stock certificates or option instruments, as the case may be, will be effected and risk of loss and title to such stock certificates and option instruments shall pass only upon the receipt of such certificates or instruments by the exchange agent together with a properly completed and validly executed letter of transmittal. Until surrendered, each stock certificate will be deemed to represent only the right to receive upon surrender the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate or option instrument.

Notwithstanding the exchange and payment provisions described above, to the extent that unvested shares are held by employees who continue in their employment with NetSolve, as a subsidiary of Cisco following the merger, or who become employees of Cisco, the merger consideration of $11.00 per share, less applicable withholding taxes, will not be automatically payable with respect to those unvested shares at the effective time of the merger, but instead will be paid out by Cisco, without interest, on the date that the unvested shares would have become vested under the vesting schedule applicable to such shares, with the amount paid reduced for any requisite withholding of taxes. As we will assign to Cisco all of our rights to repurchase unvested shares at the effective time of the merger, Cisco will have the right to exercise the right to repurchase unvested shares that are held by any persons who will not continue as employees of NetSolve, as a subsidiary of Cisco following the merger, or who do not become employees of Cisco. Similarly, for employees with unvested shares who continue in their employment with NetSolve or who become employees of Cisco following the closing of the merger and who terminate their employment thereafter, Cisco will pay such holders for their unvested shares at the time of the termination of their employment the lesser of (i) the aggregate exercise price paid by them for such unvested shares of our common stock or (ii) the merger consideration payable with respect to such unvested shares of our common stock.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who:

•	has not voted such shares in favor of the merger at the special meeting,

•	is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the Delaware Law and complies in all respects with the provisions of such law, and

•	has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the Delaware Law as of the effective time of the merger, as applicable,

will not be converted into the right to receive the merger consideration. Instead such holder will only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Law. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the Delaware Law. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the Delaware Law, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the Delaware Law, then the rights of such holder under Section 262 of the Delaware Law will cease to exist and such holder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Cisco of any demands for appraisal or purchase that we receive, and Cisco has the right to participate in all negotiations and proceedings with respect to demands for appraisal or purchase under the Delaware Law. We may not, without Cisco’s prior written consent or as otherwise required under the Delaware Law, make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of dissenting shares.

These rights in general are discussed more fully under the section entitled “The Merger—Appraisal Rights.”

Representations and Warranties

In the merger agreement, we made representations and warranties to Cisco and Reno Acquisition Corp. relating to the following:

•	our corporate organization and other corporate matters;

•	our capital structure and outstanding securities;

•	our authorization, execution, delivery and performance and the enforceability of, and required consents, approvals, orders and authorizations of governmental authorities or other persons relating to, the merger agreement and related matters;

•	documents filed by us with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents, our disclosure controls and procedures, and the absence of certain liabilities;

•	absence of changes or certain events involving NetSolve since June 30, 2004, including any occurrence of a material adverse effect (as such term is defined in the merger agreement and described below in the section captioned “The Merger Agreement and Voting Agreements—The Merger Agreement—Definition of Material Adverse Effect”) on us;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us;

•	the absence of contracts or governmental orders or decrees that could prohibit or impair our current or proposed business practices;

•	our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

•	the valid ownership and condition of our properties and assets, free from liens and encumbrances;

•	our intellectual property;

•	environmental matters;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	any interest of our officers, directors, employees or stockholders in transactions to which we are or were a party or in entities that compete against us;

•	our insurance policies;

•	our books and records;

•	our obligations to brokers and advisors in connection with the transactions contemplated by the merger agreement;

•	the status and collectibility of our accounts receivable;

•	our relationships with our 20 largest customers and ten largest suppliers;

•	our material contracts, including the extent of our obligations thereunder;

•	our compliance with applicable export control laws;

•	the receipt by our board of directors of a fairness opinion from UBS Securities LLC;

•	the accuracy of the information included in this proxy statement;

•	that the representations and warranties made by us in the merger agreement are complete and do not include any untrue statement of a material fact or omit to state any material facts; and

•	that we have taken all action to ensure that the anti-takeover provisions of the Delaware Law, or of other applicable jurisdictions (if any), do not apply to the transactions contemplated by the merger agreement and the voting agreements.

In the merger agreement, Cisco and Reno Acquisition Corp. made representations and warranties to us relating to the following:

•	their respective corporate organization and other corporate matters;

•	their respective authorization, execution, delivery and performance and the enforceability of, and required consents, approvals, orders and authorizations of governmental authorities required to be obtained by them relating to, the merger agreement and the merger;

•	that Cisco possesses sufficient funds to consummate the merger;

•	the absence of any business activities or operations by Reno Acquisition Corp. except in connection with the transactions contemplated by the merger agreement;

•	the accuracy of the information that they have supplied to us for inclusion in this proxy statement;

•	no prior ownership by Cisco or Reno Acquisition Corp. of our stock;

•	that we will not have any liability for fees or commissions to their brokers, investment bankers and advisors; or

•	pending or threatened litigation involving them that could prevent or impede the consummation of the merger.

Definition of Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to Cisco’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with any entity, any change, event, violation, inaccuracy, circumstance or effect that, individually or taken together with all other changes, events, violations, inaccuracies, circumstances or effects, is, or could reasonably be expected, (i) to be or become materially adverse in relation to the financial condition, properties, assets, liabilities (contingent or otherwise), business, operations or results of operations of such entity, taken as a whole with its subsidiaries, or (ii) to materially impede or delay such entity’s ability to consummate the transactions contemplated by the merger agreement. However, changes in the trading volume or trading prices of such entity’s capital stock, in and of themselves, will not be deemed to constitute a material adverse effect; and a material adverse effect will not be deemed to have occurred to the extent that a change, event, violation, inaccuracy, circumstance or effect results proximately from the public announcement of the execution of the merger agreement or the pendency of the transactions contemplated by the merger agreement, including the loss of customers or suppliers, management personnel attrition or the initiation of litigation by a non-governmental entity that seeks to challenge the merger or seeks material damages solely in connection with the merger.

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Cisco that we will conduct our business in the usual, regular and ordinary course (except as expressly contemplated by the merger agreement or as Cisco may consent in writing), that we will pay our debts and taxes when due, that we will use our commercially reasonable best efforts to preserve intact our business organization and keep available the services of our officers and key employees and preserve our relationships with customers, suppliers, distributors, licensees, licensors and others with whom we have business dealings, that we will maintain each of our leased premises in accordance with the terms of the applicable lease, and that we will use commercially reasonable best efforts to ensure that all agreements entered into during this period will not require the consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate, as a result of the merger. During such period, we will give Cisco advance notice prior to allowing any of our material contracts or rights thereunder to lapse or terminate.

Prior to the effective time of the merger, we have agreed not to do any of the following, nor will we permit our subsidiaries to do any of the following, except as contemplated by the merger agreement or as consented to in writing by Cisco:

•	cause or permit any amendments to be made to our certificate of incorporation, bylaws or comparable governing documents;

•

declare or pay any dividends or make any other distributions in respect of our capital stock, or split, combine or reclassify any of our capital stock or issue or authorize the issuance of other securities in respect of, or in lieu or in substitution for shares of our capital stock, repurchase or otherwise acquire any shares of our capital stock (other than the exercise of our rights to repurchase unvested shares of our stock upon the termination of service by our employees, directors or consultants), amend our rights agreement or adopt or enter into any other stockholder rights plan (or similar agreement) that would interfere with the merger or the consummation of the other transactions contemplated by the merger agreement;

•	accelerate, amend or change the terms of any stock options, unvested securities or other rights granted under our stock option plans or the securities purchased or purchasable under those options or rights, including the exercisability or vesting thereof, or authorize cash payments in exchange for any options, unvested securities or other rights granted under any of our stock option plans or the securities purchased or purchasable under those options or rights;

•	enter into any material contracts (other than customer contracts on our standard, unmodified forms in the ordinary course consistent with past practices) or violate, terminate, amend or otherwise modify or waive any of the terms of any of our material contracts;

•	issue, deliver, sell or purchase any company voting debt (as defined in the merger agreement), any shares of our capital stock, any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements obligating us to issue any shares of our capital stock or other convertible securities, other than the issuance of shares of our common stock pursuant to the exercise of stock options, warrants or rights outstanding as of September 9, 2004 and proposed stock option grants to potential new employees as disclosed by us in a schedule to the merger agreement;

•	hire any officers or other employees, other than to replace employees who leave their employment prior to the effective time of the merger or to fill specified open requisitions, or hire any consultants or independent contractors, enter into or extend the term of any employment or consulting agreement or enter into any collective bargaining agreement;

•	make any loans or advances to, or any investments in or capital contributions to, any person, or forgive or discharge any outstanding loans or advances or otherwise modify any loan previously granted to any of our officers or directors prior to July 30, 2002;

•	transfer or license to any person any rights to any intellectual property or transfer or license from any person any intellectual property rights other than in the ordinary course of our business consistent with past practice, or transfer or provide copies of the source code to our intellectual property to any person;

•	enter into or amend any agreement whereby any person is granted exclusive rights or “most favored party” rights of any type with respect to our products, technology, intellectual property or business or containing any non-competition covenants or other material restrictions relating to our or Cisco’s business activities;

•	sell, lease, license or otherwise dispose of or encumber our material properties or assets, other than sales of products in the ordinary course consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee the indebtedness of any third party or issue any debt securities or enter into any agreement to maintain any financial statement condition;

•	enter into any operating lease in excess of $100,000;

•	pay, discharge or satisfy any claim, liability or obligation arising other than (i) those incurred in the ordinary course of business under contracts that were disclosed to Cisco in an amount less than $100,000 in any one case or $250,000 in the aggregate, (ii) liabilities reflected or reserved against in our financial statements or (iii) liabilities otherwise disclosed to Cisco or consented to by Cisco;

•	make any capital expenditures, capital additions or capital improvements except pursuant to a budget that was provided to Cisco;

•	materially change the amount of any insurance coverage that we maintain;

•	terminate or waive any right of substantial value;

•	adopt or amend any employee or compensation benefit plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except as required under law), or pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of our employees, or add any new members to our board of directors;

•	grant or pay, or enter into any agreement or arrangement for the granting of, any severance or termination pay or the acceleration of vesting or other benefits to any person;

•	commence any lawsuit or settle or agree to settle any pending or threatened lawsuit, other than in connection with routine bill collection, a breach of the merger agreement or where we determine that failure to bring suit would materially impair a valuable asset of our business;

•	acquire or agree to acquire, by merger or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets, or enter into any contract with respect to a joint venture, strategic alliance or partnership;

•	make or change any material election in respect of taxes, adopt or change any accounting methods in respect of taxes, file any tax return (other than sales and use tax returns in the ordinary course of business and consistent with past practice) or amend any tax return, enter into any tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	change accounting methods or revalue any of our assets;

•	enter into any agreement for the purchase, sale or lease of any real property;

•	place or allow the creation of any lien or other encumbrance on any of our properties;

•	materially change the manner in which we extend warranties, discounts or credits to customers;

•	enter into any material contract or transaction in which any of our officers, directors or employees (or any member of their immediate families) has an interest; or

•	take or agree in writing to take any of the actions described above or any action which could reasonably be expected to make any of our representations and warranties contained in the merger agreement untrue or incorrect or prevent us from performing, or cause us not to perform, any covenant that we are required to perform under the merger agreement.

Restrictions Against Solicitation

We have agreed that neither we nor any of our subsidiaries will, nor will we authorize or permit any of our officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by us to, directly or indirectly:

•	solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any person, any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend, or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend, any acquisition proposal;

•	enter into any letter of intent or any other agreement contemplating or otherwise relating to any acquisition proposal;

•	submit any acquisition proposal to the vote of any of our securityholders;

•	withhold, withdraw or modify, or publicly propose or announce any intention or desire to withhold, withdraw or modify, in a manner adverse to Cisco, the approval of our board of directors of the merger agreement or any of the transactions contemplated by the merger agreement; or

•	take any action or position that is inconsistent with, or withdraw or modify, or publicly propose or announce any intention or desire to withdraw or modify, in a manner adverse to Cisco, any determination or recommendation made to our stockholders with respect to the adoption of the merger agreement and the approval of the merger.

In addition, we have agreed to terminate and cease all activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal. We also have agreed to request the prompt return or destruction of all confidential information that was previously furnished to any person with which we engaged in any such activities, discussions or negotiations within the 12 month period preceding September 9, 2004, and that we will not waive any rights under any standstill, confidentiality or similar agreements entered into by any person with us.

We have agreed that as promptly as practicable, and in any event within 24 hours, we will advise Cisco orally and in writing of:

•	any acquisition proposal,

•	any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal,

•	any other notice that any person is considering making an acquisition proposal, or

•	any request for non-public information which could reasonably be expected to lead to any acquisition proposal.

We are obligated to disclose to Cisco the material terms and conditions of any such acquisition proposal, inquiry, expression of interest, proposal, offer, notice or request and the identity of the person or persons involved, as well as to keep Cisco informed as promptly as practicable of the status and details thereof and provide Cisco with copies of written materials and other information that are provided to us in connection therewith. We have also agreed to provide Cisco with at least three business days’ prior notice (or such lesser prior notice as provided to the members of our board of directors but in no event less than 24 hours’ notice) of any meeting of our board of directors at which our board is reasonably expected to consider any acquisition proposal to determine whether it constitutes a superior offer.

Even though we have agreed to the provisions described above relating to the non-solicitation of any acquisition proposals, if any person submits to us (and does not withdraw) an unsolicited, written, bona fide acquisition proposal that our board of directors reasonably concludes in good faith (after receipt of advice of outside legal counsel and in consultation with a financial advisor of national standing) is, or would reasonably be likely to become, a superior offer, then we may take the following actions prior to stockholder approval of the merger:

•	enter into discussions with the person making the proposal regarding such acquisition proposal; and

•	deliver or make available to the person making the proposal non-public information regarding us and our subsidiaries;

provided, however, that in every case, to take the above actions, all of the following conditions must be met:

•	neither us nor our subsidiaries, nor any of our officers, directors, affiliates, employees or other advisors, representatives or agents, will have violated the provisions of the merger agreement regarding non-solicitation of acquisition proposals or the holding of the special meeting of our stockholders;

•	our board of directors first must have concluded in good faith, after receipt of advice of outside legal counsel, that such action is required in order for our board of directors to comply with its fiduciary obligations to our stockholders under applicable law;

•	we first must have provided Cisco with written notice of the identity of the person making the acquisition proposal and all of the material terms and conditions of such acquisition proposal, as well as our intentions to pursue discussions and provide non-public information to such person;

•	we first must have received from such person an executed confidentiality agreement which contains terms at least as restrictive with regard to our confidential information as the mutual non-disclosure agreement that we have entered into with Cisco in connection with the merger;

•	we first must give Cisco at least two business days’ prior notice of our intention to pursue discussions with, and/or provide non-public information to, this person, and specifying what actions we propose to take; and

•	prior to or contemporaneously with delivering or making any of our non-public information available to such person, we deliver that information to Cisco to the extent it has not been previously delivered to Cisco, and if so previously delivered, we must provide a complete list to Cisco identifying all such non-public information delivered to such person.

In response to our receipt of a superior offer (that is not withdrawn), our board of directors may withhold, withdraw, amend or modify its recommendation to our stockholders in favor of adoption of the merger agreement if:

•	our stockholders have not adopted and approved the merger agreement and approved the merger;

•	we have not violated the provisions of the merger agreement regarding non-solicitation of acquisition proposals or the holding of the special meeting of our stockholders;

•	we have provided written notice to Cisco advising Cisco that we have received a superior offer and that our board of directors intends, or may intend, to change its recommendation and the manner and timing in which it intends, or may intend, to do so, specifying all of the material terms and conditions of such superior offer and identifying the person or entity making the superior offer;

•	we have provided to Cisco a copy of all written materials delivered to the person or entity making the superior offer and made available to Cisco all other materials and information made available to such person or entity, together with a complete list identifying all such materials and information;

•	Cisco has not, within five business days’ of its receipt of notice of the superior offer, made an offer that our board of directors by a majority vote determines, in its good faith judgment (after consultation with a financial advisor of national standing), to be at least as favorable to our stockholders as the superior offer; and

•	our board of directors concludes in good faith, after receipt of advice of outside legal counsel, that, in light of the superior offer and any offer made by Cisco in response, our board of directors is required to withhold, withdraw, amend or modify its recommendation to our stockholders in order to comply with its fiduciary obligations to our stockholders under applicable law.

We have agreed that, unless the merger agreement has been terminated in accordance with its terms, we will call, give notice of, convene and hold a special meeting of our stockholders to vote on the adoption of the merger agreement and the approval of the merger regardless of the commencement, disclosure, announcement or submission to us of any acquisition proposal or superior offer, and regardless of any withdrawal, amendment or modification of the recommendation of our board of directors with respect to adoption of the merger agreement or approval of the merger.

However, nothing contained in the merger agreement prohibits us or our board of directors from taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Securities

Exchange Act of 1934, provided, that we comply with the terms and procedures described above with respect to a withholding, withdrawal, amendment or modification in the recommendation of our board of directors to our stockholders with respect to adoption of the merger agreement or approval of the merger.

For purposes of the merger agreement, “acquisition proposal” means any agreement, offer, proposal or indication of interest (other than the merger agreement, the merger or any other offer, proposal or indication of interest by Cisco), or any public announcement of an intention to enter into any such agreement or of (or any intention to make) any offer, proposal or indication of interest, relating to or involving:

•	any acquisition or purchase from us or any of our subsidiaries by any person or group of more than a 10% interest in our total outstanding voting securities or the voting securities of any of our subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 10% or more of our total outstanding voting securities or the voting securities of any of our subsidiaries, or any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;

•	any sale, lease (other than in the ordinary course of business), acquisition or disposition of any significant portion of our assets or the assets of our subsidiaries in any single transaction or series of related transactions; or

•	any liquidation or dissolution of NetSolve or any of our subsidiaries, or any extraordinary dividend, whether of cash or other property.

For purposes of the merger agreement, a “superior offer” means a bona fide, unsolicited written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or all of our outstanding voting securities and as a result of which our stockholders as constituted immediately prior to such transaction would hold less than 50% of the equity interests in the surviving or resulting entity or any direct or indirect parent or subsidiary thereof, on terms that our board of directors in good faith has concluded (following the receipt of advice of outside legal counsel and in consultation with its financial advisor), taking in account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to our stockholders than the terms of the merger with Cisco and is reasonably capable of being consummated on the terms proposed.

Conditions to the Closing of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our stockholders must have adopted the merger agreement and approved the merger;

•	No temporary restraining order, injunction or other order issued by any court or other governmental entity will be in effect nor will any governmental entity have taken any action, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal; and

•	All approvals, waivers and consents required to be obtained from any governmental entity to consummate the merger or the other transactions contemplated by the merger agreement must have been timely obtained.

Additional Conditions to the Obligation of Cisco and Reno Acquisition Corp.  The obligations of Cisco and Reno Acquisition Corp. to effect the merger are further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•

The representations and warranties that we have made in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a material adverse effect on us, provided that this condition will be deemed not to have been met if our actual fully-diluted capitalization as of the closing of the merger exceeds, by more than one percent (1%), our fully-diluted capitalization as represented by us in the merger agreement;

•	We must have performed and complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by us at or prior to the closing date of the merger;

•	Cisco must have received various closing certificates from us, an opinion letter from our outside legal counsel, and executed offer letters and related documentation from no fewer than 90% of our employees who receive offers of employment from Cisco;

•	Six designated key employees of NetSolve who entered into employment agreements and related documentation with Cisco concurrently with our signing of the merger agreement must remain in our employ through the closing date of the merger and not have breached any of their respective agreements with Cisco;

•	No suit, action, proceeding, application or counterclaim by any governmental entity will be threatened or pending (i) seeking to restrain or prohibit the consummation of the merger or any transaction contemplated by the merger agreement or seeking material damages, (ii) seeking a divestiture or (iii) which otherwise would have a material adverse effect on us, and no laws, regulations, orders or injunctions will be threatened, proposed or in effect that could reasonably be expected to result in any such consequences;

•	No changes, events or conditions will have occurred after the date of the merger agreement that has resulted in, or could reasonably be expected to result in, a material adverse effect on us;

•	No more than five percent of our outstanding shares of common stock will be held by stockholders exercising statutory rights of appraisal;

•	No person will have acquired beneficial ownership of 15% or more of the outstanding shares of our common stock and no distribution of “rights” under our rights agreement will have occurred; and

•	The non-competition agreements with Cisco that were executed by certain of our employee-stockholders must remain in effect.

Additional Conditions to Our Obligation.  Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties made by Cisco in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a material adverse effect on Cisco;

•	Cisco and Reno Acquisition Corp. must have performed and complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by them at or prior to the closing date of the merger; and

•	We will have received a certificate from Cisco with respect to the truth and accuracy of the representations and warranties made by Cisco in the merger agreement, and the performance by Cisco of its covenants, obligations and conditions therein, executed by an authorized officer of Cisco.

Termination

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Cisco or us:

•	if the merger has not been consummated by January 31, 2005 or any other date that Cisco and us may agree upon in writing, provided that the right to so terminate the merger agreement is not available to a party whose breach of the merger agreement has resulted in the failure of the closing to occur on or before such date;

•	if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action to permanently restrain, enjoin or prohibit the merger; or

•	if our stockholders fail to adopt the merger agreement and approve the merger, provided that we cannot so terminate the merger agreement if the failure to obtain our stockholders’ approval was caused by our breach of the merger agreement or a breach by any of our stockholders of the voting agreements that they have entered into with Cisco.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by Cisco:

•	upon a breach of any representation, warranty, covenant or agreement on the part of NetSolve in the merger agreement or if any our representations or warranties have become untrue, such that in either case the condition to Cisco’s consummation of the merger concerning the truth and accuracy of our representations or warranties is not satisfied, or if a material adverse effect on us has occurred, provided that we have a 20 day period to cure any such breach, inaccuracy or material adverse effect prior to such termination right becoming exercisable; or

•	if a triggering event, as described below, has occurred.

For purposes of the merger agreement, a “triggering event” occurs if:

•	our board of directors withholds, withdraws, amends or modifies, in a manner adverse to Cisco, its recommendation to our stockholders to adopt the merger agreement,

•	we fail to include in this proxy statement the recommendation of our board of directors to our stockholders in favor of the adoption of the merger agreement,

•	our board of directors fails to reaffirm its recommendation to our stockholders in favor of the adoption of the merger agreement within ten business days after a written request from Cisco to so reaffirm,

•	our board of directors or any committee of our board has approved or publicly recommended any acquisition proposal,

•	we enter into any letter of intent or agreement accepting an acquisition proposal,

•	we breach the provisions of the merger agreement regarding non-solicitation of acquisition proposals or the holding of the special meeting of our stockholders, or

•	a tender offer or exchange offer relating to our securities is commenced by a person that is not affiliated with Cisco, and we have not sent our securities holders a statement disclosing that we recommend rejection of such tender or exchange offer within ten business days after such tender or exchange offer is first published.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time, by us if Cisco breaches any representation, warranty, covenant or agreement in the merger agreement or if any of Cisco’s representations or warranties have become untrue such that the condition to our consummation of the merger concerning the truth and accuracy of Cisco’s representations or warranties is not satisfied, provided that Cisco will have a 20 day period to cure any such breach or inaccuracy prior to such termination right becoming exercisable.

In the event that we receive a superior offer, we do not have the right to terminate the merger agreement to accept or pursue that superior offer and remain obligated to convene and hold the special meeting of our stockholders, but may terminate the merger agreement if our stockholders fail to adopt the merger agreement, provided that we have not breached the merger agreement and none of our stockholders who are parties to voting agreements with Cisco have breached the terms of, or their obligations under, their respective voting agreements.

Expenses and Termination Fee

Except with respect to the sharing of certain filing fees payable to the Securities and Exchange Commission and to the Federal Trade Commission in connection with filings related to the merger, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are required to be paid by the party incurring such expenses, whether or not the merger is consummated.

The merger agreement requires, however, that we pay Cisco a termination fee of $4,125,000, or approximately three percent of the aggregate merger consideration (as determined on a treasury stock basis), if the agreement is terminated by Cisco due to the occurrence of a triggering event, as such term is defined in the merger agreement and described in the preceding section of this proxy statement. We also are required to pay this termination fee to Cisco if the merger agreement is terminated as a result of (i) the failure of the merger to be consummated on or prior to January 31, 2005 or (ii) the failure of our stockholders to adopt the merger agreement if, in each case:

•	prior to such termination, an acquisition proposal was made, publicly disclosed or consummated; and

•	within 12 months of the date of such termination, an acquisition of NetSolve occurs or we enter into a definitive agreement for an acquisition of NetSolve.

For purposes of the merger agreement, an “acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetSolve pursuant to which our stockholders as determined immediately prior to such transaction hold less than 50% of the aggregate equity interests of the surviving or resulting entity or any direct or indirect parent thereof;

•	the sale or other disposition of our assets or the assets of our subsidiaries (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of our business immediately prior to such sale; or

•	the acquisition by any person or group (including by way of a tender offer or exchange offer or issuance by us), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of our then outstanding shares of common stock.

We are required to remit payment of the termination fee to Cisco on the date of Cisco’s termination of the merger agreement due to the occurrence of a triggering event. If the termination fee arises from termination of the merger agreement due to either the failure of the merger to be consummated on or prior to January 31, 2005 or the failure of our stockholders to adopt the merger agreement and, among other conditions, we consummate, or enter into a definitive agreement to consummate, an acquisition within 12 months thereafter, the termination fee is due on the date of the execution of such definitive agreement for the acquisition or, if earlier, upon our consummation of the acquisition.

Further Actions and Agreements

Access to Information.  We have agreed to afford Cisco and its accountants, counsel and other representatives with reasonable access to all of our books, records, agreements and properties and other information concerning our business, results of operations, product development efforts, intellectual property and other assets, and personnel prior to the closing of the merger. We are required to confer with Cisco from time to time at its request regarding any material changes or developments in our operational matters and as to the general status of our ongoing operations.

Regulatory Matters.  The merger agreement obligates Cisco and us to use our respective commercially reasonable best efforts to obtain all consents and approvals required for the consummation of the merger. To this end, we and Cisco each filed a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and the rules under that Act with the Antitrust Division of the Department of Justice and the

Federal Trade Commission on September 20, 2004, and requested early termination of the required waiting period. On October 4, 2004, we were notified by the Federal Trade Commission that our request for early termination of the waiting period had been granted. The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the expiration of the waiting period. We and Cisco have agreed to consult and cooperate with one another in connection with any analyses, appearances, preparations, memoranda, briefs, arguments, opinions or proposals made in connection with any proceedings under applicable antitrust laws with respect to the merger and to use commercially reasonable best efforts to resolve any objections asserted by any governmental entity with respect to the merger under such antitrust laws. However, if any proceeding is instituted challenging the merger as violative of any antitrust law, Cisco is not required to litigate or contest such proceedings, or any decree, judgment, order or injunction, or to make proposals, carry out agreements or submit to orders requiring Cisco to sell, license or hold separate any assets of Cisco, its affiliates or NetSolve, or to hold separate our shares or otherwise subjecting Cisco to any limitation or regulation on its ability to conduct Cisco’s or NetSolve’s respective businesses, or to exercise full ownership rights respect to our stock. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Third Party Consents; Notices; Contract Terminations.  We have agreed to use our commercially reasonable best efforts to obtain, and to deliver to Cisco prior to the closing of the merger, all consents, waivers and approvals under specified contracts to which we are a party upon terms that are reasonably acceptable to Cisco. We have also agreed to use our commercially reasonable best efforts to terminate certain of our sales representative and sales commission agreements prior to the effective time of the merger.

Employee Matters.  We have agreed to cooperate with Cisco to identify employees of ours to whom Cisco may elect to offer continued employment and to assist Cisco with its efforts to enter into offer letters and proprietary information and arbitration agreements with these employees. To the extent that our employees are not offered continued employment following the merger, we have agreed to use our commercially reasonable best efforts to obtain a release of claims from these employees, which also will include provisions reflecting their consent to the treatment of their stock options and unvested shares of our common stock, if any, in the manner contemplated by the merger agreement.

Stock Option Plans.  At or prior to the closing of the merger, we have agreed to provide Cisco with a spreadsheet that sets forth a complete list of the names of all holders of stock options and unvested shares issued under our stock option plans, the number of shares subject thereto, the exercises prices and vesting schedules thereof and certain other information. Cisco has agreed to use its commercially reasonable best efforts to prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 within 20 days of the closing date covering the shares of Cisco common stock issuable upon the exercise of stock options to purchase our common stock that are assumed at the closing of the merger.

Termination of Benefit Plans.  We have agreed to terminate our 401(k) plan and any similar plans or arrangements on the day immediately preceding the closing date of the merger unless instructed by Cisco to the contrary.

Notices of Certain Matters.  We have agreed to notify Cisco in writing promptly after learning of any of the following:

•	any notice or other communication from any person that alleges that such person’s consent is or may be required in connection with the merger;

•	any notice or communication from any governmental entity in connection with the merger;

•	any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any governmental entity or arbitrator that is initiated by or against us or that is known by us to be threatened against us or any of our directors, officers, employees or stockholders or any verbal or written correspondence from any person asserting or implying a claim against us or with respect to any of our assets or properties (including our intellectual property);

•	any change, occurrence or event not in the ordinary course of our business, or any change, occurrence or event which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us or otherwise cause any conditions to closing not to be satisfied; or

•	any claim or inquiry by any taxing authority regarding taxes payable by us.

We will give Cisco the opportunity to participate, at Cisco’s expense, in the defense or settlement of any stockholder litigation against us or our directors.

Takeover Statutes.  We have agreed to take all actions necessary, including actions by our board of directors, to ensure that no anti-takeover statute or regulation becomes applicable to the merger agreement or the transactions contemplated thereby. Should any takeover statute or regulation become applicable to the merger agreement or the transactions contemplated thereby, we will take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms of the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Confidentiality; Public Disclosure.  We and Cisco are parties to a mutual non-disclosure agreement which governs the non-public information that we have exchanged in connection with the merger agreement and the transactions contemplated thereby. We have agreed to consult with Cisco prior to issuing or making, and will provide Cisco with a reasonable opportunity to review and comment upon, any press releases, public filings or other public statements with respect to the transactions contemplated by the merger agreement, and we will not issue any such press release or make any such public statement prior to such consultation. We also have agreed to cause our employees, officers and directors to comply with these public disclosure restrictions.

Director’s and Officer’s Indemnification.  From and after the effective time of the merger, Cisco will assume, and will cause NetSolve as the surviving corporation in the merger to fulfill and honor, in all respects our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our certificate of incorporation and bylaws as in effect as of September 9, 2004. However, Cisco does not have any obligation to maintain our directors’ and officers’ liability insurance after the closing of the merger. Therefore, the ability of our current and former directors and officers to receive indemnification from Cisco in circumstances where they are entitled to be so indemnified will be dependent on Cisco’s future financial condition.

Treatment of Awards Outstanding under NetSolve’s Stock Plans, Unvested Shares Subject to Repurchase Rights, and Warrants.

Stock Options.  As a result of the merger, stock options that are outstanding under our 1988 Stock Option Plan and Long Term Incentive Plan at the effective time of the merger and that are held by our employees who, following the merger, continue in their employment with NetSolve, as a subsidiary of Cisco, or who become employees of Cisco will be assumed by Cisco and will continue to have, and be subject to, the same terms and conditions as are currently applicable to the NetSolve stock options held by such persons, except that:

•	each such option will be exercisable for shares of Cisco common stock with the number of shares subject to such option adjusted to equal that number of whole shares of Cisco common stock equal to the product of the number of shares of our common stock subject to such option multiplied by a fraction (referred to as the “option exchange ratio”), the numerator of which is $11.00 and the denominator of which is the average closing selling price of Cisco common stock as quoted on the National Market of The Nasdaq Stock Market for the ten trading days preceding the closing date of the merger, rounded down to the nearest whole share; and

•	the exercise price of such option will be adjusted to equal the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio, rounded up to the nearest whole cent.

Stock options held by non-employee directors and other non-employee service providers, and by employees who do not continue in their employment with either NetSolve, as a subsidiary of Cisco following the merger, or who do not become employees of Cisco, will have their respective stock options cancelled. At the effective time of the merger, the holders of such options will become entitled to receive a cash payment (rounded down to the nearest whole cent and less applicable withholding taxes) for those shares of NetSolve common stock that are vested at the time of the merger, and have a per share exercise price that is less than $11.00. Such cash payment will be in an amount equal to such number of vested shares times the difference between $11.00 and the per share option exercise price. No cash amount will be paid or payable with respect to the unvested portion of such options or options that have a per share exercise price of $11.00 or more.

Under the terms of the merger agreement, we have agreed that we will use our commercially reasonable best efforts to cause our employees to enter into agreements that will provide for the treatment of their respective stock options in the manner prescribed by the merger agreement, and providing for, among other things, the cessation of the right of our optionees to exercise their options with respect to any shares that are unvested as determined by reference to the respective vesting schedule of such options.

Unvested Shares of NetSolve Stock Subject to Repurchase Rights.  Holders of stock options under our stock option plans currently have the right to exercise their respective options to purchase shares of our common stock prior to vesting in those shares under the terms of such options. These unvested shares are subject to repurchase by us at the original exercise price paid for such shares should optionees terminate their employment with us prior to vesting in such shares. As of the record date,              unvested shares of our common stock were issued and outstanding. To the extent that unvested shares of our common stock are held by employees who continue in their employment with NetSolve, as a subsidiary of Cisco following the merger, or who become employees of Cisco, the merger consideration of $11.00 per share, less applicable withholding taxes, will not be automatically payable with respect to those unvested shares at the effective time of the merger, but instead will be paid out by Cisco on the date that the unvested shares would have become vested under the vesting schedule applicable to such shares, with the amount paid reduced for any requisite withholding of taxes and without interest. We will assign to Cisco our rights to repurchase unvested shares at the effective time of the merger, and Cisco will have the right to exercise the right to repurchase unvested shares that were purchased by persons who will not continue as employees of NetSolve, as a subsidiary of Cisco following the merger, or who do not become employees of Cisco after the effective time of the merger. Similarly, for holders of unvested shares who remain in the employ of NetSolve, as a subsidiary of Cisco, or who become employees of Cisco at the effective time of the merger and who thereafter terminate their employment with NetSolve or Cisco, as the case may be, Cisco will have the right to pay such optionees the lesser of (i) the aggregate exercise price paid by them for their then unvested shares of our common stock or (ii) the merger consideration payable with respect to such unvested shares of our common stock.

Warrants.  As of the date of this proxy statement, there is one warrant outstanding to purchase shares of our common stock. The warrant represents the right to purchase 30,000 shares of our common stock at a price per share of $7.07. This warrant will not be assumed by Cisco at the effective time of the merger. Pursuant to the terms of this warrant, if the warrant is not assumed in a merger transaction such as that contemplated by the merger agreement, then the warrant will be automatically converted into that number of shares of our common stock equal to the number of shares issuable upon a net exercise of the warrant on the date immediately preceding the date of the merger.

Rights Agreement.  Prior to the execution of the merger agreement, we amended our rights agreement in order to render the rights provided for therein inapplicable to the merger and the other transactions contemplated by the merger agreement. We have agreed that our board of directors will not further amend the rights agreement, redeem the rights or take any action with respect to, or make any determinations under, the rights agreement, except as approved by Cisco.

Amendment, Extension and Waiver.  The merger agreement may be amended by the parties at any time before or after our stockholders have adopted the merger agreement and approved the merger, provided, that after stockholder approval is obtained, no amendment of the merger agreement will be made which, by law or in accordance with the rules of The Nasdaq Stock Market, requires further approval by our stockholders unless so approved by our stockholders.

At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing and signed on behalf of such party to be valid. Any delay in exercising any right provided to a party under the merger agreement will not constitute a waiver of such right.

The Voting Agreements

The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the complete text of the form of voting agreement, which is incorporated by reference herein and attached hereto as Annex B. Our stockholders are urged to read the full text of the form of voting agreement in its entirety.

In order to induce Cisco to enter into the merger agreement, all of our directors and their respective affiliates, all of our officers, one of our employees and one other NetSolve stockholder entered into individual voting agreements with Cisco concurrently with our execution of the merger agreement. These stockholders collectively owned, as of the close of business on the record date, approximately [17.0%] of our outstanding shares that are entitled to vote at the special meeting. Pursuant to these voting agreements, these stockholders have agreed to vote their shares of our capital stock in favor of the approval of the merger, the adoption of the merger agreement and the certificate of merger and any matter that could reasonably be expected to facilitate the merger, and against any third-party acquisition proposal and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement. These stockholders also have irrevocably appointed the members of the board of directors of Cisco, and each of them and any other designee of Cisco, as the sole and exclusive attorneys and proxies to vote the shares of our capital stock owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of the voting agreements, (i) in favor of approval of the merger, the adoption of the merger agreement and the certificate of merger and any matter that could reasonably be expected to facilitate the merger and (ii) against any acquisition proposal and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement. These stockholders may vote their shares of our capital stock on all other matters.

None of the stockholders who are parties to the voting agreements were paid any consideration for entering into the voting agreements.

Pursuant to the voting agreements, each stockholder who is a party thereto has agreed that such stockholder will not, directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of any shares of our capital stock and options owned by such stockholder until the earlier of the termination of the merger agreement or the effective time of the merger.

These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on the National Market of The Nasdaq Stock Market under the symbol “NTSL.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the National Market of The Nasdaq Stock Market:

	Price Per Share
	High	Low
Fiscal Year ended March 31, 2003
June 30, 2002	$8.06	$6.98
September 30, 2002	8.43	7.00
December 31, 2002	7.69	5.90
March 31, 2003	7.25	5.56
Fiscal Year ended March 31, 2004
June 30, 2003	$8.48	$5.78
September 30, 2003	8.50	6.96
December 31, 2003	8.92	7.00
March 31, 2004	11.97	8.17
Fiscal Quarter ended June 30, 2004
June 30, 2004	$10.75	$9.32

On September 9, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.90. On [                    ], 2004, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $                    .

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 8, 2004, by each of our directors, each of our five highest paid executive officers who are not listed as a director (the “Named Executive Officers”), the directors and executive officers as a group and each person known to us to own beneficially more than five percent (5.0%) of the outstanding shares of the common stock. At the close of business on September 8, 2004, there were 11,683,985 shares of our common stock outstanding.

Directors, Named Executive Officers (and All Directors and Executive Officers as a Group)	Amount of Common Stock and Nature of Beneficial Ownership	Options Included within Common Stock Owned	Percent of Common Stock Owned
John S. McCarthy(1)	491,310	18,750	4.2%
David D. Hood	529,100	529,100	4.3%
Kenneth C. Kieley	334,500	201,000	2.8%
Howard D. Wolfe, Jr.	171,519	33,750	1.5%
J. Michael Gullard(2)	122,542	37,500	1.0%
Terrence K. Sadowski	88,500	85,000	*
Richard L. Hamilton	85,600	85,000	*
Jeffrey Guillot(3)	140,000	140,000	1.2%
Gregory K. Jones	85,000	85,000	*
G. Joseph Lueckenhoff	30,650	30,000	*
Jerome N. Gregoire	22,500	22,500	*
James L. Zucco, Jr.	22,500	22,500	*
Directors and Executive Officers as a Group (17 persons)(8)	2,316,971	1,476,000	17.6%

*	Percentage of shares beneficially owned less than 1%.

Name and Address of Other 5% Stockholders	Amount of Common Stock and Nature of Beneficial Ownership	Options Included within Common Stock Owned	Percent of Common Stock Owned
New Enterprise Associates IV,(4)(8) Limited Partnership 1119 St. Paul Street Baltimore, MD 21202	1,160,199	—	9.9%

Wachovia Corporation(5) One Wachovia Center Charlotte, NC 28288	957,296	—	8.2%

T. Rowe Price Small—Cap(6) Value Fund, Inc. T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	844,825	—	7.2%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	822,900	—	7.0%

Commonwealth of Pennsylvania, Public School Employees Retirement System 5 North 5th Street Harrisburg, PA 17101	721,876	—	6.2%

Disciplined Growth Investors, Inc.(7) 100 South Fifth Street Suite 2100 Minneapolis, MN 55402	649,720	—	5.6%

1.	Of the 491,310 shares beneficially owned by Mr. McCarthy, 374,995 are held by Gateway Venture Partners III, L.P., a partnership of which Mr. McCarthy is a general partner and is thereby deemed to be the beneficial owner of the shares held in its portfolio. Mr. McCarthy disclaims beneficial ownership of the shares held by the partnership, except with respect to any proportional pecuniary interest therein. Another 33,500 shares are held by the Gateway Associates Profit Sharing Plan f/b/o John McCarthy U/A 12/31/91 in an account for the benefit of Mr. McCarthy and over which he has sole investment control.

2.	Of the 126,292 shares beneficially owned by Mr. Gullard, 81,969 shares are held by the Gullard Family Trust of which he is trustee having both a pecuniary interest and investment control, 2,073 shares are held by the Cornerstone Management Profit Sharing Plan f/b/o J. Michael Gullard in an account for the benefit of Mr. Gullard and over which he has sole investment control, and 500 shares are held by each of Mr. Gullard’s two children who reside with him. Mr. Gullard is presumed to be the beneficial owner of the shares held by members of his immediate family sharing his household; however, he expressly disclaims beneficial ownership with respect to the shares held by his children.

3.	Of the 140,000 shares reported as beneficially owned by Mr. Guillot, 55,000 shares are held indirectly and were granted to his spouse as an officer of NetSolve.

4.

Of the 1,160,199 shares reported as beneficially owned by New Enterprise Associates IV, Limited Partnership (“NEA IV”), 1,120,000 shares are held by NEA IV as the record owner and 40,199 shares are held by Spectra Enterprise Associates, Limited Partnership (“Spectra,” and together with NEA IV, the “Funds”) as the record owner. NEA Partners IV, Limited Partnership (“NEA IV GP”) is the sole general partner of NEA IV, and NEA Spectra Partners, Limited Partnership (“Spectra GP,” and together with NEA IV GP, the “GP Partnerships”) is a general partner of Spectra. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each Fund and each GP Partnership may be deemed to share the power to direct the disposition and vote of the shares held of record by both NEA IV and Spectra, for an aggregate of 1,160,199 shares. Cornelius C. Bond, Jr., C. Richard Kramlich and Charles W. Newhall III, as individual general partners of each GP Partnership, may be deemed to beneficially own all of the 1,160,199 shares. Nancy L. Dorman and Thomas C. McConnell, as individual general partners of NEA IV GP, may be deemed to beneficially own the 1,120,000 shares held by NEA IV. Each of these persons disclaims beneficial ownership of such shares except for the shares, if any, such individual holds of record. In addition to the shares reported here, Mr. Bond has the sole power to vote 24,487 shares, Mr. Kramlich has the sole power to vote 28,876 shares and his wife, Pam Kramlich, is the record holder of 3,229 shares. Mr. Newhall has the sole power to vote 17,916 shares and Mr. McConnell has the sole power to vote 2,142 shares. Ms. Dorman does not have sole power for any shares.

5.	Of the 957,296 shares reported as beneficially owned by Wachovia Corporation, it has sole dispositive power of 954,197 shares, shared dispositive power to vote 3,099 shares and shared power to vote 133 shares.

6.	Of the 844,825 shares reported as beneficially owned by T. Rowe Price Associates, Inc., it has sole power to vote 169,825 shares and sole dispositive power of 844,825 shares. Of the 675,000 shares reported as beneficially owned by T. Rowe Price Small-Cap Value Fund, Inc., it has sole power to vote 675,000 shares and no shared or dispositive power.

7.	Of the 649,720 shares reported as beneficially owned by Disciplined Growth Investors, Inc., it has sole power to vote 649,420 shares and shared voting power of 300 shares.

8.	These stockholders have entered into voting agreements with Cisco Systems, Inc. pursuant to which they have agreed to vote their respective shares of our capital stock in favor of the adoption of the merger agreement and the approval of the merger and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. In addition, Russell Sellers, NetSolve’s Director of Product Development, has entered into such a voting agreement. See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the footnotes as set forth above, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2005 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders in 2005. If an annual meeting of stockholders is held and you intend to submit a proposal for inclusion in our proxy statement and form of proxy for the annual meeting, we must have received the proposal on or before February 4, 2005.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and Cisco files annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and Cisco file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Cisco has supplied all information contained in this proxy statement relating to Cisco and Reno Acquisition Corp. and we have supplied all such information relating to us.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CISCO SYSTEMS, INC.,

RENO ACQUISITION CORP.,

AND

NETSOLVE, INCORPORATED

SEPTEMBER 9, 2004

i

ii

EXHIBITS

Exhibit A	-	Form of Certificate of Merger (Delaware)
Exhibit B	-	Form of Company Voting Agreement
Exhibit C	-	Form of Legal Opinion
Exhibit D	-	Form of IRS Notice
Exhibit E	-	Form of FIRPTA Notice

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 9, 2004, by and among Cisco Systems, Inc., a California corporation (“Acquirer”), Reno Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Sub”), and NetSolve, Incorporated, a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of the Company and Sub have determined that it is advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquirer, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement, the Certificate of Merger (as defined in Section 1.2) and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of the Company’s Common Stock shall be converted into the right to receive cash in the manner set forth herein.

C. The Company, Sub and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the officers and directors and certain stockholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit B (together, the “Company Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquirer Common Stock” shall mean the common stock, $0.001 par value per share, of Acquirer.

“Acquirer Stock Price” shall mean the average of the closing sale prices for a share of Acquirer Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending with the trading day that immediately precedes the Closing Date (as defined in Section 1.3).

“Affiliate” shall have the meaning set forth in Rule 145 promulgated under the Securities Act.

“Business Day” shall mean a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Option Plans” shall mean each stock option plan, program or arrangement of the Company, collectively, including the Company’s 1988 Stock Option Plan and Amended and Restated Long-Term Incentive Compensation Plan.

“Continuing Employee” shall mean an employee of the Company that receives an offer of employment by Acquirer prior to the Effective Time, accepts such offer, executes the offer letter and each other agreement referenced in Section 6.3(f) hereto, and commences employment with Acquirer (or continues to be employed by the Surviving Corporation) at the Effective Time.

“Contract” means any formal or informal written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, indenture, franchise, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“Delaware Law” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related caselaw.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or its Subsidiary, their business or any of their respective assets or properties.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or could reasonably be expected to, (a) be or become materially adverse in relation to the financial condition, properties, assets (including intangible assets), liabilities (contingent or otherwise), business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (b) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable legal requirements, provided that changes in the trading volume or trading prices of such entity’s capital stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect, and provided further that a Material Adverse Effect shall not be deemed to have occurred to the extent that an Effect (including the loss of direct or indirect customers, loss of suppliers, management personnel attrition, or the initiation of an action, suit or other proceeding wherein a Person, other than a Governmental Entity, seeks to challenge the Merger or seeks material damages solely in connection therewith) results proximately from the public announcement of the execution of this Agreement or the pendency of the transactions contemplated by this Agreement.

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Per-Share Cash Amount by the Acquirer Stock Price.

“Per-Share Cash Amount” shall mean $11.00 per share of Company Common Stock. The Per-Share Cash Amount shall not be adjusted on account of any consideration (in any form whatsoever) received by the Company during the period from the date hereof to the Effective Time pursuant to the exercise, conversion or exchange of any Company Options.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Repurchase Rights” shall mean outstanding rights to repurchase unvested shares of Company Common Stock that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Common Stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Unvested Company Shares” means any Company Common Stock that is not vested, or is subject to a repurchase right or similar restriction, under the terms of any Contract with the Company (including, without limitation, any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger.  At the Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquirer. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing.  Unless this Agreement is terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties hereto agree. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4 Closing Deliveries.

(a) Acquirer and Sub Delivery.  Acquirer and Sub shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer and on behalf of Sub by a duly authorized officer of Sub, to the effect that the condition set forth in Section 6.2(a) has been satisfied.

(b) Company Deliveries.  The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that the condition set forth in Section 6.3(a) has been satisfied;

(ii) the Spreadsheet (as defined in Section 5.12) and certificates executed by (i) the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete, and (ii) an authorized signatory of the transfer agent of the Company, dated as of the Business Day immediately preceding the Closing Date, certifying as to the number of shares of Company Common Stock outstanding;

(iii) an offer letter as provided by Acquirer, together with a Proprietary Information and Inventions Agreement and an Arbitration Agreement in each case in substantially the form attached as an exhibit to the applicable offer letter, executed by the employees specified in Schedule 6.3(f)-(1) and by no fewer than the percentage of other Company employees specified in Section 6.3 to whom Acquirer makes an offer of employment;

(iv) a Benefits Waiver (as defined in Section 5.13) executed by the Company and each person required to execute such a Benefits Waiver pursuant to Section 5.13;

(v) a written opinion dated as of the Closing Date addressed to Acquirer from the Company’s legal counsel, substantially to the effect set forth on Exhibit C with such assumptions, qualifications and limitations as are customary for opinions of such nature;

(vi) if requested by Acquirer in writing, (A) a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Employee Plans (as such term is defined in Section 2.13(a)), including the Company’s 401(k) Plan (the “401(k) Plan”), requested by Acquirer to be terminated, and (B) an amendment to the 401(k) Plan, executed by the Company, that is intended to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time;

(vii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company;

(viii) a certificate dated within five days prior to the Closing Date from the Secretary of State of the State of Delaware and each other State in which the Company or any Subsidiary is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing and that all applicable Taxes and fees of the Company or such Subsidiary through the date of such certificate have been paid.

1.5 Effective Time.  At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquirer and the Company and specified in the Certificate of Merger being referred to herein as the “Effective Time”).

1.6 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.7 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read as set forth on Attachment A to the Certificate of Merger until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.8 Directors and Officers.  At the Effective Time, the directors and officers of Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.9 Effect on Capital Stock

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Common Stock:

(i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares canceled pursuant to Section 1.9(b)) shall be converted into the right to receive, subject to and in accordance with Section 1.11(c), an amount of cash equal to the Per-Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates (as defined in Section 1.11) in accordance with Section 1.11.

(ii) At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Cancellation of Company Common Stock Owned by the Company and Acquirer.  At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Common Stock owned by Acquirer or any direct or indirect wholly owned subsidiary of the Company or Acquirer immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

(c) Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock or Acquirer Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights.  Notwithstanding anything contained herein to the contrary, other than as set forth in this Section 1.9(d), any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.11(c), following the satisfaction of the applicable conditions set forth in Section 1.11(c), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.10 Unvested Company Shares; Company Options.

(a) Unvested Company Shares.  Notwithstanding the provisions of Section 1.9(a)(i) hereof, the payout of cash pursuant to Section 1.9(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, cash otherwise payable pursuant to Section 1.9(a) in exchange for the Unvested Company Shares issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Acquirer at the Effective Time, and shall instead be paid out by Acquirer on the date that such Unvested Company Shares would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule). All amounts payable pursuant to this Section 1.10 (a) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding Repurchase Rights with respect to Unvested Company Shares that the Company may hold immediately prior to the Effective Time shall be assigned to Acquirer in the Merger and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Acquirer retaining the Unvested Cash into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. Following the Effective Time, no Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquirer, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

(b) Assumed Options.  At the Effective Time, each Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer. Each such Company Option so assumed by Acquirer under this Agreement (the “Assumed Options”) shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the applicable Company Option Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Option Exchange Ratio and (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. Except for any acceleration of Company Options contemplated under that certain agreement listed in paragraph 2 of Schedule 2.2(d)-2 of the Company Disclosure Letter, no acceleration of the vesting of any Company Options shall occur by reason of the Merger or any subsequent event. To the extent permitted under applicable Legal Requirements, all Assumed Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. As soon as reasonably practicable, but in any event within 30 Business Days, after the Closing Date, Acquirer shall issue to each Continuing Employee who immediately prior to the Effective Time was a holder of an outstanding Company Option under the Company Option Plans a document evidencing the foregoing assumption of such option by Acquirer.

(c) Options Not Assumed.  At the Effective Time, each Company Option other than those held by Continuing Employees that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each such Company Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time, and (ii) the Per-Share Cash Amount minus the exercise price of such Company Option immediately prior to the Effective Time (the “Cash-Out Amount”); provided, however, that if the Per-Share Cash Amount does not exceed the exercise price of such Company Option immediately prior to the Effective Time, the Cash-Out Amount for such Company Option shall be zero; provided further, that no cash will be paid with respect to shares of Company Common Stock subject to any such Company Option which are unvested immediately prior to the Effective Time; provided further, that nothing in this Section 1.10(c) shall prohibit the holder of a Company Option from exercising such Company Option prior to the Effective Time in accordance with its terms. Acquirer (or the Exchange Agent, as defined in Section 1.11 (a)) shall issue a check payable to each holder of any such Company Option in an amount equal to the Cash-Out Amount for such Company Option within 15 Business Days after the Closing Date. All amounts payable pursuant to this Section 1.10(c) shall be subject to any required withholding of Taxes and shall be paid without interest.

(d) Warrants.  The Company Warrant (as defined in Section 2.2(a)) shall not be assumed by Acquirer at the Effective Time and, pursuant to the terms thereof, shall be converted into that number of shares of Company Common Stock determined in accordance with Section 1.2 of the Warrant as of immediately prior to the Effective Time.

1.11 Surrender of Certificates.

(a) Exchange Agent.  Acquirer’s transfer agent, EquiServe Trust Company N.A., shall act as exchange agent (the “Exchange Agent”) in the Merger

(b) Acquirer to Deposit Cash.  Promptly following the Closing Date, Acquirer, or a direct or indirect Subsidiary of Acquirer, shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquirer may adopt, the cash payable pursuant to Section 1.9(a) (other than as provided in Section 1.10(a) with respect to any Unvested Company Shares).

(c) Exchange Procedures.  Promptly following the Closing Date, Acquirer shall instruct the Exchange Agent (or such other agent or agents as may be appointed by Acquirer) to mail to each holder of record of Company Common Stock that was issued and outstanding immediately prior to the Effective Time (A) a form of letter of transmittal (the “Letter of Transmittal”), and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Company Common Stock or Company Options that were converted into the right to receive cash pursuant to Sections 1.9(a) and 1.10, as applicable, (the “Certificates”) in exchange for such cash. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer or the Exchange Agent may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of such Certificate shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Sections 1.9(a) and 1.10, as applicable, in respect of such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Sections 1.9(a) and 1.10, as applicable.

(d) No Interest.  No interest will be paid or accrued on any cash payable pursuant to Section 1.9(a) or Section 1.10.

(e) Transfers of Ownership.  If any cash amount payable pursuant to Section 1.9(a) or Section 1.10 is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability.  Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Unclaimed Cash.  Any portion of funds held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be paid to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.11 (c) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.9(a) or Section 1.10, as applicable. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.9(a) or Section 1.10, as applicable, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.12 No Further Ownership Rights in Company Common Stock.  All cash paid or payable following the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.13 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.9 or Section 1.10 in respect of such Certificate; provided, however, that Acquirer or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Acquirer or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Acquirer, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.14 Tax Consequences.  Acquirer makes no representations or warranties to the Company or to any Company securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and its securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.15 Withholding Rights.  Acquirer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Common Stock, any Company Options or any Certificates such amounts in cash or shares as Acquirer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Tax law, or pursuant to other applicable judgments, decrees, injunctions or orders. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.16 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company delivered to Acquirer and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and to the extent the relevance of such disclosure to other representations and warranties is also clearly apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company to Acquirer and Sub), the Company represents and warrants to Acquirer and Sub as follows:

2.1 Organization, Standing and Power.  Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquirer a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other comparable governing documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Schedule 2.1 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary, and if there are not any Subsidiaries, the Company shall so indicate thereon. The Company is the owner of all of the issued and outstanding shares of capital stock of each Subsidiary free and clear of Encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person other than the Subsidiaries listed in Schedule 2.1 of the Company Disclosure Letter.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 25,000,000 shares of Company Common Stock and (ii) 7,500,000 shares of Preferred Stock of the Company, par value $0.10 per share (the “Company Preferred Stock”). A total of 11,683,985 shares of Company Common Stock are issued and outstanding as of September 8, 2004 and the Company holds a total of 4,457,486 shares of issued but not outstanding Company Common Stock as treasury shares as of the date hereof. No shares of Company Preferred Stock are issued and outstanding as of the date hereof. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company, other than pursuant to the exercise of outstanding Company Options under the Company Option Plans and the warrant to purchase 30,000 shares of Company Common Stock identified in Schedule 2.2(a)-1 of the Company Disclosure Letter (the “Company Warrant”). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound other than Repurchase Rights of the Company. Schedule 2.2(a)-2 of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of any issued and outstanding Unvested Company Shares, including the number of shares of Company Common Stock unvested as of the date of this Agreement, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares (and the terms of any acceleration thereof), the repurchase price payable per Unvested Company Share and the length of the repurchase period following the holder’s termination of service. In addition, Schedule 2.2(a)-3 of the Company Disclosure Letter sets forth a true, correct and complete list (which Schedule shall be a subset of Schedule 2.2(a)-2) of all holders of Unvested Company Shares that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a summary description of the relationship between each such Person. All issued and outstanding shares of Company Common Stock and all outstanding Company Options were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Common Stock or other capital stock or securities of the Company, whether currently outstanding or that may subsequently be issued.

(b) The Company has authorized 6,872,181 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 3,008,200 shares have been issued pursuant to option exercises or direct stock purchases, 3,120,995 shares are subject to outstanding and unexercised Company Options, and 742,986 shares remain available for issuance thereunder as of September 8, 2004. The Company does not maintain, and has never adopted or maintained, any employee stock purchase plan. The Company has granted no Company Options other than pursuant to the Company’s 1988 Stock Option Plan and the Company’s Amended and Restated Long-Term Incentive Compensation Plan. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of outstanding Company Options as of September 8, 2004, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code, the term of each such option and the plan under which such Company Option was granted. In addition, Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which Schedule shall be a subset of Schedule 2.2(b)-1) of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. The Company has reserved 30,000 shares of Company Common Stock for issuance upon exercise of the Company Warrant.

(c) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date hereof (collectively, “Company Voting Debt”).

(d) Except for (i) the rights created pursuant to this Agreement, (ii) the Company’s right to repurchase any Unvested Company Shares, (iii) Company Options listed on Schedule 2.2(b)-1 of the Company Disclosure Letter, (iv) the Company Warrant, and (iv) the rights (the “Rights”) under the Company’s Rights Agreement dated as of February 5, 2003 between the Company and American Stock Transfer & Trust Co. as Rights Agent, as amended by the First Amendment to Rights Agreement dated as of September 9, 2004 (as so amended, the “Rights Agreement”), there are no options, warrants, calls, stock appreciation rights, stock-based performance units, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any capital stock of the Company, any options, warrants or other rights to purchase capital stock of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, stock appreciation right, stock-based performance unit, right or Contract. Except for the Company Voting Agreements contemplated by this Agreement, there are no Contracts relating to voting, purchase or sale of any shares of capital stock of the Company (i) between or among the Company and any of its securityholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Company’s knowledge, between or among any of the Company’s securityholders. Neither the Company Option Plans nor any Contract to which the Company or any Subsidiary is a party to or by which the Company or any Subsidiary is bound relating to any Company Options or relating to any Unvested Company Shares requires or otherwise provides for any accelerated vesting or exercisability of any Company Options or any accelerated vesting of Unvested Company Shares in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquirer or any Subsidiary, or any other event, before, upon or following the Merger or otherwise. True, correct and complete copies of each of the Rights Agreement, the Company Option Plans, the standard form agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements, and all agreements with respect to Unvested Company Shares have been provided to Acquirer’s counsel, and except as contemplated by this Agreement, such plans, agreements and instruments have not been amended, modified or supplemented since being provided to Acquirer, and there are no Contracts to amend, modify or supplement such plans, agreements or instruments in any case from those provided to Acquirer.

(e) As of the Closing, (i) no Person named in the Spreadsheet will have any right to acquire any shares of capital stock of the Company or Company Options or other securities of the Company other than as disclosed in the Spreadsheet, and (ii) no Person not named in the Spreadsheet will have any right to acquire any shares of capital stock of the Company or Company Options or other securities of the Company from the Company. In addition, the Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Company stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of the Company’s stockholders, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board (with David Hood abstaining from such vote), has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company stockholders for consideration and recommended that all of the stockholders of the Company adopt and approve this Agreement and approve the Merger. The Company Board has taken all action necessary such that, assuming the accuracy of the representations of

Acquirer and Sub in Section 3.6 hereof, the provisions of Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203 of the Delaware Law) will not apply to the Merger or to the execution, delivery or performance of this Agreement. The Company Board has taken all actions necessary, under the Company Option Plans or otherwise, to approve the treatment of the outstanding Company Options in the Merger as set forth in Section 1.10. The affirmative vote of the holders of a majority of all shares of the Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement and approve the Merger (the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements and the Company’s Certificate of Incorporation (the “Company Stockholder Approval”).

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any specified benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other comparable governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Material Contract (as defined in Section 2.20), or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers’ certificates, as provided in Section 1.4, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of any applicable waiting periods under the HSR Act, (iii) the filing of the Proxy Statement with the SEC, (iv) any consents set forth on Schedule 2.3(b) of the Company Disclosure Letter and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Acquirer and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) The Company has amended the Rights Agreement to (i) render the Rights inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and (ii) ensure that (A) neither Acquirer nor Sub nor any of Acquirer’s or Sub’s affiliates or associates is or will become an “Acquiring Person” (as defined in the Rights Agreement) by reason of this Agreement, the Merger or any other transaction contemplated hereby, and (B) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as defined in the Rights Agreement) shall occur by reason of this Agreement, the Merger or any other transaction contemplated hereby and the Rights Agreement as so amended is in full force and effect.

2.4 SEC Filings; Company Financial Statements.

(a) The Company has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the SEC since the effective date of the registration statement of the Company’s initial public offering and all such forms, statements, schedules, reports and documents in the form filed with the SEC are available on the SEC’s EDGAR website. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Financial Statements”), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company as of June 30, 2004 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Financial Statements, since the Company Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise), except for liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Legal Requirement. Except for obligations and liabilities reflected in the Financial Statements, the Company has no off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by Statement No. 5. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97-2. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records.

(c) The Company has heretofore furnished to Acquirer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC during the Company’s current fiscal year.

(d) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley

Act of 2002 (“SOXA”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOXA. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Company SEC Reports. The Company has prepared a plan intended to comply with the requirements of Section 404 of SOXA on the mandated compliance date, and is not aware of any reason why such plan will not so comply. A copy of such plan has been provided to Parent. There are no “significant deficiencies” or “material weaknesses” in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data. As used in this section, a “significant deficiency” in controls means a control deficiency that adversely affects the Company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. As used in this section, a “material weakness” in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). To the Company’s knowledge, Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in Company SEC Filings (including the related notes), is “independent” with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X since July 1, 2001. The Company has made such disclosure of non-audit services performed by Ernst & Young LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on The Nasdaq National Market.

(e) Schedule 2.4(e) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(f) Schedule 2.4(f) of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.

2.5 Absence of Certain Changes.  From the Company Balance Sheet Date through the date of this Agreement, each of the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and (a) there has not occurred a Material Adverse Effect on the Company, (b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary (other than the sale or nonexclusive license of Company Services or Products in the ordinary course of business consistent with past practice), (c) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with the Contracts governing such shares), (e) neither the Company nor any Subsidiary has entered into, amended or terminated any Material Contract (as defined in Section 2.20), and there has not occurred any default under any Material Contract, (f) there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws or other comparable governing documents of the Company or any Subsidiary, (g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the ordinary course of business in the base salaries of employees who are not officers of the Company in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (h) there has not occurred the execution of any employment agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without cost or liability) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary, (i) there has not occurred any change in identity with respect to the management, supervisory or other key personnel of the Company or any Subsidiary, any termination of employment of any such employees or of a material number of employees of the Company or such Subsidiary, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary, (j) there has not been any adoption or amendment in any material respect by the Company or any Subsidiary of any collective bargaining agreement or any Company Employee Plan, (k) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance on any of its material assets or properties, any liability or obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person, (l) neither the Company nor any Subsidiary has paid or discharged any Encumbrance or liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (m) neither the Company nor any Subsidiary has incurred any liability to its directors, officers or stockholders (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (n) neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $100,000, or granted any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (o) neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (p) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary, (q) neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company IP Rights other than in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property (other than pursuant to “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less) or sold, disposed of, transferred or provided a copy of any Company Source Materials to any Person, and (r) there has not occurred any announcement of, any negotiation by (other than negotiation of Customer Contracts in the ordinary course of business consistent with past practice) or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (r).

2.6 Litigation.  There is no private or governmental action, suit, proceeding, claim, mediation, or arbitration pending before any Governmental Entity against, nor to the Company’s knowledge any investigation by any Governmental Entity of, the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). To the knowledge of the Company, no such action, suit, proceeding, claim, arbitration or investigation is threatened, nor is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation or arbitration pending against any other Person.

2.7 Restrictions on Business Activities.  There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or proposed business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted or as currently proposed to be conducted by the Company or any Subsidiary.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor any of its Subsidiaries, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), except to the extent that the failure to obtain any Company Authorization could not be material to the Company or such Subsidiary. All such Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

2.9 Title to Property and Assets.  Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) liens for current Taxes not yet due and payable and statutory liens incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) in good operating condition and repair, subject to normal wear and tear, (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (iii) to the knowledge of the Company and each Subsidiary, free from any material defects. All properties used in the operations of the Company or any Subsidiary are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. Neither the Company nor any Subsidiary owns any real property. Schedule 2.9 of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary and the Contract governing such lease. The Company and its Subsidiaries are not in violation in any material respect of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its leased real properties, nor has the Company or any of its Subsidiaries received any notice of violation of any such ordinance, regulation or requirement with which it has not complied. The Company has heretofore provided to Acquirer true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

2.10 Intellectual Property.

(a) The Company and its Subsidiaries (i) own and have independently developed or (ii) have the valid right or license to any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, technology, proprietary processes, formulae and designs, proprietary information, know how, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, network and network equipment monitoring, management and security related tools and utilities, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing (collectively, “Intellectual Property”) used in the conduct of the business of the Company and any Subsidiary as currently conducted or as proposed to be conducted by the Company and any Subsidiary, including the performance of network and network equipment monitoring, management and security-related services and other services, and the design, development, manufacture, use, import, provision and sale of products and technology (such Intellectual Property and all other Intellectual Property owned or licensed by the Company or any of its Subsidiaries being collectively referred to as the “Company IP Rights”). The Company IP Rights are sufficient for the conduct of the business of the Company and any Subsidiary as currently conducted and as currently proposed to be conducted by the Company or any Subsidiary. “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned by Company or any Subsidiary.

(b) Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was copyrighted Company-Owned IP Rights to enter the public domain, or with respect to any Intellectual Property that is or was Company-Owned IP Rights for which the Company or any Subsidiary has submitted an application or obtained a registration, to allow such application or registration to lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term). The Company owns and has good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Encumbrances. The right, license and interest of Company or a Subsidiary of Company in and to all Intellectual Property licensed by the Company or a Subsidiary from a third party are free and clear of all Encumbrances and licenses (excluding restrictions contained in the applicable license agreements with such third parties). After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquirer without restriction and without payment of any kind to any third party.

(c) Schedule 2.10(c)  of the Company Disclosure Letter lists all services or products marketed, sold, licensed, demonstrated, provided, distributed or produced by or on behalf of the Company or any Subsidiary and all services or products currently under development by the Company or any Subsidiary (each such product or service being a “Company Service or Product”) by name and, as applicable, version number.

(d) Schedule 2.10(d)  of the Company Disclosure Letter lists all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries (“Company Registered Intellectual Property”), including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein. Schedule 2.10(d) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the date of this Agreement with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property. The Company owns and has good and exclusive title to each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than non-exclusive licenses disclosed in Schedule 2.10(e)(i) of the Company Disclosure Letter).

(e) Schedule 2.10(e)(i)-(iii)  of the Company Disclosure Letter lists (i) all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights, (ii) other than “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any third party Intellectual Property (“Third Party Intellectual Property Rights”); and (iii) all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned IP Rights. Except as expressly identified in Schedule 2.10(e) of the Company Disclosure Letter, none of the licenses or Contracts listed in such Schedule 2.10(e) (in response to clause (i) above) grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(f) Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement in breach of any agreement governing any Company IP Rights (the “Company IP Rights Agreements”),

assuming that a consent to assignment with respect to any such Company IP Rights Agreement that is set forth on Schedule 2.3(b) of the Company Disclosure Letter is obtained prior to the Closing and, except as set forth above with respect to the consents to the assignments, the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, and assuming that all consents to assignment with respect to those Contracts set forth on Schedule 2.3(b) of the Company Disclosure Letter that constitute Company IP Rights Agreements are obtained prior to the Closing, the Surviving Corporation (as wholly-owned by Acquirer) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company IP Rights Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay. Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Acquirer to use, possess, sell or license any Company-Owned IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising, provision or other disposition of any Company-Owned IP Rights by the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any license agreement, services agreement or other agreement involving Intellectual Property against any third party.

(h) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any notice or, to the knowledge of the Company or any Subsidiary, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has received any communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property of any third party. The operation of the business of the Company and its Subsidiaries as such business is currently conducted and as currently proposed to be conducted by the Company or any Subsidiary, including (i) the design, development, use, marketing, licensing, sale, offer for sale, provision, manufacturing, reproduction, importation and/or distribution of any Company Service or Product, and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company or any Subsidiary, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, use, marketing, licensing, sale, offer for sale, provision, manufacturing, reproduction, importation and/or distribution of any Company Service or Product or the operation of the business of the Company and its Subsidiaries is infringing or has infringed on or misappropriated any Intellectual Property of a third party. Except for restrictions contained in inbound Company IP Rights Agreements, neither the Company-Owned IP Rights, the Company nor any of the Subsidiaries is subject to any proceeding or outstanding order, contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Service or Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Service or Product, or (B) restricting the conduct of the business of the Company or any of its Subsidiaries in order to accommodate third party Intellectual Property rights.

(i) Neither the Company nor any Subsidiary has received any opinion of counsel that any third party Intellectual Property applies to any Company Service or Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Subsidiary.

(j) Each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each Subsidiary has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company and each Subsidiary. No current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, process, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, process, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party. No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. To the extent that any technology, software or other Intellectual Property developed or otherwise owned by a third party (“Third Party Technology”) is incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in connection with the design, development, marketing, licensing, sale, provision, distribution, manufacture or compilation of any of the Company Services or Products, the Company or a Subsidiary have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary either (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (B) have obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and its Subsidiaries and as currently proposed to be conducted by the Company and its Subsidiaries) to all such Third Party Technology by operation of law or by valid agreement.

(k) Each of the Company and each Subsidiary has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all confidential and non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written agreement between the Company or one or more Subsidiaries and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and its Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).

(l) Schedule 2.10(l)  of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary).

(m) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Services or Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Services or Products; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or such Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(n) All services sold, provided or distributed by or through the Company or any Subsidiary to customers and all products sold, licensed, leased or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, and representations (if any) provided to such customers as set forth in their Contracts with the Company and conform in all material respects to the applicable services or product offering, service or product description, statement of work or specifications set forth in the Contracts of such customers with the Company. Except as set forth in the Contract of each customer with the Company, there are no binding commitments, warranties or representations of the Company relating to any services provided by or through the Company or products sold, licensed, leased or delivered by the Company or any Subsidiary to such customers. Neither the Company nor any Subsidiary has any liability (and, to the knowledge of the Company or any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has documented all known bugs, errors and defects in all the Company Services or Products, and such documentation is retained and is available internally at the Company. For all software used by the Company in providing services, or in developing or making available any of the Company Services or Products, the Company has implemented any and all security patches or security upgrades that are generally available for that software.

(o) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Company Common Stock) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

(p) Neither the Company or any Subsidiary nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Materials. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person acting on their behalf to any Person of any Company Source Materials. Schedule 2.10(p) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Materials, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Materials. As used in this Section 2.10(p), “Company Source Materials” means, collectively, any software source code, or algorithm, or confidential functional or performance specifications, architectures or designs, or confidential documented processes or best practices, any material portion or aspect thereof, contained in or relating to any Company-Owned IP Rights or Company Services or Products.

(q) The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies.

2.11 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws but excludes office and janitorial supplies properly and safely maintained.

(iii) “Property” shall mean all real property leased or owned by the Company or any Subsidiary.

(iv) “Facilities” shall mean all buildings and improvements, or portion thereof leased or occupied by the Company, on the Property.

(b) (i) No methylene chloride or asbestos is contained in or has been used at or released by the Company or any Subsidiary from the Facilities; (ii) all Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance with all Environmental and Safety Laws; (iii) neither the Company nor any Subsidiary has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any Environmental and Safety Laws by the Company or any Subsidiary; (v) neither the Company nor any Subsidiary has been named a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (vi) to the knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls deposited, stored, disposed of or located on any Property or in any of the Facilities or any equipment on the Property; (ix) to the knowledge of the Company, there is no formaldehyde on any Property or in any of the Facilities, nor is any insulating material containing urea formaldehyde in any of the Facilities; (x) the Facilities and the

Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws; and (xi) each of the Company and each Subsidiary has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.

2.12 Taxes.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements and regulations. The Company has delivered to Acquirer correct and complete copies of all Tax Returns related to franchise or income Taxes for its last three fiscal years, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries and has made available to Acquirer correct and complete copies of all other Tax Returns.

(b) The Company Balance Sheet reflects all liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.

(d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary has filed to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to any disposition by the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under any such agreement.

(g) Each of the Company and each Subsidiary has withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected for all periods through and including the Closing Date.

(h) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(i) Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(j) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(k) Neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) The Company for itself and for each Subsidiary has disclosed in Schedule 2.12(l) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(m) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(n) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any Subsidiary is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(p) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

(q) The Company for itself and for its Subsidiaries has provided to the Acquirer all documentation relating to any Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(r) Neither the Company nor any Subsidiary is, nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(s) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(t) Each of the Company and each Subsidiary has complied (and until the Effective Time will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has furnished to Acquirer’s counsel a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquirer’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also provided to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have declined to do so. Neither the Company nor any Subsidiary sponsors or maintains any self-funded employee benefit plan, including any plan pursuant to which a stop-loss policy applies.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan, which could reasonably be expected to have, individually or in the aggregate with any such other transactions, a Material Adverse Effect on the Company. Each Company Employee Plan has in all material respects been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or in violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquirer, the Surviving Corporation and/or any Subsidiary (other than ordinary expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against the Company or any Subsidiary with respect to any Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Neither the Company nor any Subsidiary of the Company maintains, or contributes to, any Company Benefit Plan under the Legal Requirements or applicable custom or rules of any jurisdiction outside of the United States.

(i) Schedule 2.13(i) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations, including proposed regulations, promulgated thereunder).

(j) Schedule 2.13(j) of the Company Disclosure Letter lists as of the date hereof each employee of the Company or any Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(k) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase for otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(l) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements and regulations respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of the Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors or consultants. Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability except for normal claims for benefits. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except to maintain COBRA coverage for qualified beneficiaries and except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(m) Schedule 2.13(m) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound. Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(m) of the Company Disclosure Letter. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. There is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been dismissed in the twelve month period preceding the date of this Agreement.

(n) No employee of the Company or any Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the date hereof, neither the Company nor any Subsidiary has, and to the Company’s knowledge no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Acquirer following the Effective Time.

(o) Each of the Company and each Subsidiary has provided to Acquirer a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Neither the Company nor any Subsidiary employs any employee outside the United States.

(p) Each of the Company and each Subsidiary has provided to Acquirer a true, correct and complete list of all of its consultants, advisory board members and independent contractors who have rendered services to the Company or any Subsidiary at any time during the two-year period preceding the date of this Agreement and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party. Neither the Company nor any Subsidiary has any obligation or liability to any consultant, advisory board member or independent contractor who rendered services to the Company or such Subsidiary prior to such two-year period.

(q) Each of the Company and each Subsidiary has provided to Acquirer’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); all management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; summary of liability for termination payments to current and former directors, officers and employees of the Company or any Subsidiary; and a schedule of bonus commitments made to employees of the Company or any Subsidiary.

(r) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees.

(s) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Business; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(t) The Company has not made any loans to, or entered into any other arrangement with, any employee in violation of the provisions of SOXA.

2.14 Interested Party Transactions.  Since September 29, 1999, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company or any Subsidiary, (i) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than five percent of the stock of any corporation whose stock is publicly traded), (ii) is or ever was a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Subsidiary or by which the Company or any Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof, or (iii) has or ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any Subsidiary, except for the rights of stockholders under applicable Legal Requirements.

2.15 Insurance.  The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2002. Each of the Company and each Subsidiary has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records.  The Company has provided to Acquirer or its counsel true, correct and complete copies of each document that has been requested by Acquirer or its counsel in connection with their legal and accounting review of the Company and/or any Subsidiary (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or similar charter documents of the Company and each Subsidiary, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and each Subsidiary, (iii) all outstanding stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (iv) all permits, orders and consents issued by any regulatory agency with respect to the Company and each Subsidiary, or any securities of the Company and each Subsidiary, and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided to Acquirer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Subsidiaries up to the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and such Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.17 Brokers’ and Advisors’ Fees.  Except for fees payable to UBS Securities LLC as set forth in the engagement letter between the Company and UBS Securities LLC dated June 17, 2004 (the “UBS Engagement Letter”), a correct and complete copy of which has been provided by the Company to Acquirer, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred through the date hereof by the Company in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral), other than the UBS Engagement Letter, is set forth in Schedule 2.17 of the Company Disclosure Letter. Other than the UBS Engagement Letter, as of the date hereof, the Company is not a party to any Contract with any investment banker, broker, advisor or similar party, nor any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than Contracts for the provision of services on a “time and materials” basis at reasonable and customary rates.

2.18 Accounts Receivable.  The accounts receivable shown on the Company Balance Sheet (subject to any reserves reflected in the Company Balance Sheet) and the receivables of the Company and its Subsidiaries arising after the Company Balance Sheet Date (i) arose in the ordinary course of business consistent with past practice, (ii) represent bona fide claims against debtors for sales and other charges, (iii) have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for such doubtful account provided in the Company Balance Sheet, (iv) are not subject to discount except for normal cash and immaterial trade discounts, and (v) are not subject to any material claim of offset, recoupment, setoff or counter-claim (and the Company has no knowledge as of the date of this Agreement of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim). Allowances for doubtful accounts and warranty claims reflected in the Company Balance Sheet and since the Company Balance Sheet Date were calculated in accordance with GAAP and in a manner consistent with prior periods and are sufficient to provide for any losses which may be sustained on realization of the receivables. No material amount of receivables are contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than the Company’s customary service availability warranty. No Person has any Encumbrance on any receivables, and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule 2.18 of the Company Disclosure Letter sets forth an aging of accounts receivable of the Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty claims and the amounts of accounts receivable which are subject to asserted warranty claims, including the type and amounts of such claims.

2.19 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended March 31, 2004 or the three months ended June 30, 2004 was one of the 20 largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.19(a) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any notice from any Significant Customer, nor does the Company have any other knowledge, that such Significant Customer has any material issues with the services performed by, or with products delivered by, the Company or any Subsidiary or that such Significant Customer will not continue as a customer or distributor of the Company (or of the Surviving Corporation or Acquirer) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer) or reduce the amount paid to the Company (or the Surviving Corporation or Acquirer) for products and services.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended March 31, 2004 or the three months ended June 30, 2004 was one of the 10 largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.19(b) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any notice from any Significant Supplier, nor does the Company have any knowledge that, such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Surviving Corporation or Acquirer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Acquirer). The Company and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why the Company or such Subsidiaries will not continue to have such access on commercially reasonable terms.

(c) Neither the Company nor any Subsidiary has knowingly breached, so as to provide a benefit to the Company or any of such Subsidiaries that was not intended by the parties, any Contract with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

2.20 Material Contracts.

(a) Except for this Agreement and Contracts specifically identified in Schedule 2.20 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (a “Material Contract”):

(i) any continuing Contract, including all orders related to or under any such Contract, with any direct customer involving the Company’s sale or provision of equipment, services, software, Intellectual Property or other assets generating, or that are reasonably likely to generate, over the twelve-month period from the date of this Agreement, more than $10,000 per month in revenues for the Company (a “Material Customer Contract”);

(ii) any distributor, original equipment manufacturer, reseller, value added reseller, franchise, sales, advertising, agency or manufacturer’s representative Contract, including all orders (other than any order involving an amount payable by the relevant end-user of less than $6,500 per month for the services provided by the Company thereunder) related to or under any such Contract (other than any Contract with a reseller (A) under which neither the Company nor any Subsidiary has received any revenues in the twelve-month period preceding the date of this Agreement, and (B) that is terminable by the Company or such Subsidiary, as applicable, without cause upon notice of thirty days or less);

(iii) any continuing Contract, other than a Customer Contract or reseller agreement disclosed under subsection (ii) of this Section 2.20(a), for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $100,000 over the life of the Contract after the date of this Agreement;

(iv) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement, other than (A) a Customer Contract or reseller agreement disclosed under subsection (ii) of this Section 2.20(a) or (B) any such Contracts under which the Company has no continuing obligations;

(v) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi) any Contract for capital expenditures in excess of $100,000 in the aggregate for all items referenced in such Contract;

(vii) any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products, technology, software, components, parts, subassemblies or services;

(viii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $100,000 per annum;

(ix) any Contract with (A) any of its current officers, directors or employees or any member of their immediate families, or (B) any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(x) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(xi) any Contract, other than Customer Contracts or reseller agreements disclosed under subsection (ii) of this Section 2.20(a), under which the Company or any Subsidiary is a licensor of Intellectual Property or agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property or to provide source code to any third party, or under which the Company or any Subsidiary is a licensee of any Intellectual Property (except for “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less) or providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary;

(xii) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;

(xiii) (A) any joint venture Contract or (B) any other Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person;

(xiv) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than Customer Contracts or reseller agreements disclosed under subsection (ii) of this Section 2.20(a));

(xv) any Contract for the employment of any director, officer, employee or consultant of the Company or any Subsidiary or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xvi) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a)-(2) of the Company Disclosure Letter;

(xvii) any Contract, other than Customer Contracts or reseller agreements disclosed under subsection (ii) of this Section 2.20(a), under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (and in the event that any such Contracts are disclosed in Schedule 2.20 to the Company Disclosure Letter, such disclosure shall include, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(xviii) any Contract with any investment banker, broker, financial advisor or similar party, in connection with this Agreement and the transactions contemplated hereby, other than the UBS Engagement Letter or any other agreement set forth in Schedule 2.17 of the Company Disclosure Letter;

(xix) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(xx) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);

(xxi) any Contract with any Governmental Entity or any Company Authorization;

(xxii) any settlement agreement entered into within five years prior to the date of this Agreement, other than settlement agreements with respect to non-officer employee terminations involving in each case an amount less than $75,000; or

(xxiii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;

(xxiv) except for any orders listed under any other subsection of this Section 2.20(a), any order under any continuing Contract with any customer, distributor, reseller, value added reseller or other third party appointed by Company under which Company provides services or equipment that: (i) includes terms and conditions other than those necessary to describe the installation, term, type, quantity and cost of such services or equipment; (ii) includes terms and conditions that modify, that are in addition to or that are otherwise inconsistent in any material respect with Company’s then-current standard terms and conditions and/or Company’s then-current standard services descriptions

(including, without limitation, any order that requires Company to provide customized services of any kind); (iii) requires Company to provide services for a period in excess of 36 months or that Company cannot terminate for convenience within 36 months; or (iv) specifies pricing other than bona fide arms-length pricing or that specifies pricing in a manner that is outside the ordinary course of business or otherwise inconsistent with past practice, including, without limitation, any order that specifies pricing less than Company’s standard or published charges (it being agreed that for the purposes of this subsection 2.20(c), “standard” or “published” charges shall be deemed to take into account pricing discounts offered by Company in the ordinary course of business); or

(xxv) any other oral or written Contract or obligation not listed in subsections (i)-(xxiii) that is otherwise material to the Company or its Subsidiaries or their respective businesses, prospects, operations, financial condition, properties or assets, considered as one enterprise.

(b) The Company has delivered a list to Acquirer and its counsel setting forth the name of each customer of the Company that is a party to a continuing Contract with the Company involving the Company’s sale or provision of equipment, services, software, Intellectual Property or other assets generating, or that is reasonably likely to generate, over the twelve-month period from the date of this Agreement, less than $10,000 per month in revenues for the Company (“Other Customer Contracts” and collectively with the Material Customer Contracts, “Customer Contracts”) and has delivered a true and complete copy of each such Contract to Acquirer and its counsel. The Company has delivered a list to Acquirer and its counsel setting forth the name of each distributor, original equipment manufacturer, reseller, value added reseller of the Company that is a party to a continuing Contract with the Company and has delivered a true and complete copy of each such Contract to Acquirer and its counsel. The Company has delivered a true and complete copy of each order listed under any subsection of Section 2.20(a) to Acquirer and its counsel and will deliver to Acquirer prior to Closing true and complete copies of any other orders to which the Company or any Subsidiary is a party or otherwise bound.

(c) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in any material respect of any Material Contract. Each of the Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s and each Subsidiary’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract that has not been cured. Neither the Company nor any of its Subsidiaries has any liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been provided to Acquirer prior to the date of this Agreement.

2.21 Export Control Laws.  The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting but subject to the foregoing:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company and each Subsidiary is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;

(d) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that could reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.22 Fairness Opinion.  The Company Board has received an oral opinion from UBS Securities LLC dated as of the date of approval of this Agreement by the Company Board and subject to the customary assumptions, qualifications and limitations set forth therein, to the effect that, as of the date of such opinion, the consideration to be received by the Company’s Stockholders in the Merger is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”). Upon the Company’s receipt of the written version of the Fairness Opinion, the Company will promptly provide a correct and complete copy of the Fairness Opinion to Acquirer.

2.23 Information Supplied.  The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquirer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquirer or Sub that is contained in the Proxy Statement.

2.24 Representations Complete.  None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.25 Takeover Statute.  Assuming the accuracy of the representations and warranties of Acquirer and Sub in Section 3.6 hereof, the Company and its Board of Directors and stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) including Section 203 of the Delaware Law, and any anti-takeover provision in the governing documents of the Company or its Subsidiaries will not be applicable to any of the Company, its Subsidiaries, Acquirer, the Surviving Corporation, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, or the Company Voting Agreements, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

Acquirer and Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power.  Each of Acquirer and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquirer and Sub has the corporate power to own its properties and to conduct its business as now being conducted and as proposed to be conducted by it and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect on Acquirer. Each of Acquirer and Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.2 Authority; Noncontravention.

(a) Each of Acquirer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer and Sub. This Agreement has been duly executed and delivered by each of Acquirer and Sub and constitutes the valid and binding obligation of Acquirer and Sub, respectively, enforceable against Acquirer and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquirer and Sub, as amended to date, or (ii) any material mortgage, indenture, Contract, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquirer or Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (ii), individually or in the aggregate, would not have a Material Adverse Effect on Acquirer.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers’ certificates, as provided in Section 1.4, (ii) the filing of a Schedule 13D by Acquirer with respect to the Company Voting Agreements, (iii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law, (iv) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquirer Common Stock issuable pursuant to Assumed Options, and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquirer and would not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

3.3 Sufficient Funds.  Acquirer has, and will have available to it upon the consummation of the Merger, without any need for outside financing, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 1.9 hereof.

3.4 No Prior Sub Operations.  Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.5 Information Supplied.  The information supplied by Acquirer for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Acquirer or any of its Affiliates, officers or directors should be discovered by Acquirer which is required to be set forth in a supplement to the Proxy Statement, Acquirer shall promptly inform the Company. Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.6 Stock Ownership.  As of the date hereof, neither Acquirer nor Sub beneficially own any shares of Company Common Stock. Neither Acquirer nor Sub, nor any of their “affiliates” or “associates”, has been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the Delaware Law.

3.7 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Acquirer, for which the Company would have liability.

3.8 Litigation.  There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Acquirer or Sub, threatened against or affecting Acquirer or Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against Acquirer or Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Subsidiaries.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i) the Company shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer);

(ii) the Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use its commercially reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time; and (D) maintain each of its leased premises in accordance with the terms of the applicable lease; and

(iii) the Company shall, and shall cause each Subsidiary to, use its commercially reasonable best efforts to assure that each of its Contracts (other than with Acquirer) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms.

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries.  Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer):

(i) Charter Documents.  Cause or permit any amendments to its Certificate of Incorporation or Bylaws or comparable governing documents;

(ii) Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or amend the Rights Agreement or adopt or enter into any other “stockholder rights plan” or similar anti-takeover agreement or plan that would interfere with the Merger or the consummation of the other transactions contemplated by this Agreement;

(iii) Stock Option Plans, Etc.  Accelerate, amend or change the period of exercisability or vesting of any options or other rights granted under its stock plans or the vesting of the securities purchased or purchasable under such options or other rights or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise; except as required to accomplish the treatment of Company Options contemplated by Section 1.10 hereof, amend or change any other terms of such options, rights or unvested securities; authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise;

(iv) Material Contracts.  Enter into any Contract that would constitute a Material Contract (other than Customer Contracts on the Company’s standard, unmodified forms in the ordinary course of business consistent with past practices), or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(v) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock (and associated Rights) pursuant to the exercise of stock options, warrants or other rights outstanding on the date hereof;

(vi) Employees; Consultants; Independent Contractors.  Hire any officers or other employees (other than the hire of new employees to replace current employees of the Company who terminate their employment with the Company during the period between the date hereof and the Closing or the hire of employees to fill open requisitions of the Company that are set forth in Schedule 4.2(vi) of the Company Disclosure Letter), or any consultants or independent contractors, or enter into, or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than offer letters to new employees using the Company’s standard, unmodified form of offer letter), or enter into any collective bargaining agreement (unless required by applicable Legal Requirement);

(vii) Loans and Investments.  Make any loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted to any officer or director of the Company prior to July 30, 2002;

(viii) Intellectual Property.  Transfer or license to any Person any rights to any Intellectual Property or transfer or license from any Person any Third Party Intellectual Property Rights other than in the ordinary course of business consistent with past practice, or transfer or provide a copy of any source code of the Company to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States);

(ix) Exclusive Rights and Most Favored Party Provisions.  Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Acquirer’s business activities;

(x) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Company’s and/or any Subsidiary’s businesses, taken as a whole, other than sales of products in the ordinary course of business consistent with its past practice;

(xi) Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, or (ii) pursuant to existing credit facilities in the ordinary course of business;

(xii) Leases.  Enter into any operating lease in excess of $100,000;

(xiii) Payment of Obligations.  Pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business pursuant to Contracts made available to Acquirer, other than the payment, discharge or satisfaction of (A) liabilities reflected or reserved against in the Financial Statements, (B) liabilities or obligations that have been incurred since the date of this Agreement with the consent of Acquirer, or (C) liabilities or obligations that have been disclosed in the Company Disclosure Letter;

(xiv) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except pursuant to the Company’s capital expenditure budget attached hereto as Schedule 4.2(xiv);

(xv) Insurance.  Materially change the amount of any insurance coverage;

(xvi) Termination or Waiver.  Terminate or waive any right of substantial value;

(xvii) Employee Benefit Plans; Pay Increases.  Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code, pay any special bonus or special remuneration to any employee or non-employee director, or increase the salaries or wage rates of its employees, or add any new members to the Company Board;

(xviii) Severance Arrangements.  Grant or pay, or enter into any agreement or arrangement providing for the granting of any severance or termination pay, or the acceleration of vesting or other benefits, to any Person, except payments made pursuant to written contracts outstanding on the date hereof which are listed on Schedule 4.2(xviii);

(xix) Lawsuits; Settlements.  (A) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquirer prior to the filing of such a suit), or (3) for a breach of this Agreement or (B) settle or agree to settle any pending or threatened lawsuit or other dispute except to the extent set forth on Schedule 4.2(xix) of the Company Disclosure Letter;

(xx) Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(xxi) Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return (other than sales and use Tax Returns filed in the ordinary course of business and consistent with its past practice) or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxii) Accounting.  Change accounting methods or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with by its independent auditors and after notice to Acquirer;

(xxiii) Real Property.  Enter into any agreement for the purchase, sale or lease of any real property;

(xxiv) Encumbrances.  Place or allow the creation of any Encumbrance on any of its properties, other than statutory liens for unpaid Taxes not yet due and payable which are incurred in the ordinary course of business consistent with past practice;

(xxv) Warranties, Discounts.  Materially change the manner in which it extends warranties, discounts or credits to customers;

(xxvi) Interested Party Transactions.  Enter into any Contract or transaction in which any officer, director or employee of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the date hereof, would require that such Contract be listed on Schedule 2.20; and

(xxvii) Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xxvi) in this Section 4.2, or any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenant required hereunder to be performed by the Company.

If the Company desires to enter into a Customer Contract which would be prohibited pursuant to Section 4.2(iv) without the written consent of Acquiror, prior to taking such action the Company may request such written consent by sending an electronic mail or facsimile to both of the individuals listed on Schedule 4.2(iv) hereto. Acquiror shall use commercially reasonable efforts to deliver to the Company either written consent or a denial notification as soon as reasonably practicable, and in any event within five days, after Acquiror receives a written request by the Company pursuant to this Section 4.2. If no such consent or denial is received by the Company within five days of its request in accordance with this Section 4.2, Acquiror shall be deemed to have granted its consent to such action(s) requested by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (i) comply as to form with all applicable SEC requirements, and (ii) otherwise comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Acquirer (which term shall in all instances in this Section 5.1 also include Acquirer’s counsel) with reasonable opportunity to review and comment on each such filing in advance (and shall consider in good faith Acquirer’s views with respect thereto).

(b) The Company will notify Acquirer promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Acquirer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall consult with Acquirer prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Acquirer with reasonable opportunity to review and comment on any such written response in advance (and shall consider in good faith the views of Acquirer with respect to each such written or oral response). Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Acquirer of such occurrence, provide Acquirer with reasonable opportunity to review and comment on any such amendment or supplement in advance (and shall consider in good faith Acquirer’s views with respect thereto), and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

5.2 Meeting of Stockholders; Board Recommendation.

(a) Meeting of Stockholders.  Subject to Section 5.3, the Company will use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. The Company (i) shall consult with Acquirer regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Acquirer; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Acquirer) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to otherwise approve this Agreement and the Merger. The Company shall ensure that the Company

Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

(b) Board Recommendation.  Subject to Section 5.3(d): (i) the Company Board shall recommend that the Company’s stockholders vote in favor of and adopt this Agreement at the Company Stockholders Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the recommendation of the Company Board that the Company’s stockholders vote in favor of adoption of this Agreement.

5.3 No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally.  Except as specifically permitted by Sections 5.3(c) and 5.3(d), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Acquirer, the approval of the Company Board of this Agreement and/or any of the transactions contemplated hereby, or (vii) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Acquirer, any determination or recommendation referred to in Section 5.2. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities, discussions or negotiations within the 12-month period preceding the date of this Agreement, and shall not, and shall not permit any Subsidiary to, waive any rights under any standstill, confidentiality or similar agreements entered into by any Person. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.3 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” shall mean, with respect to Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease (other than in the ordinary course of business), mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any significant portion of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

(b) Notice.  The Company as promptly as practicable (but in no event more than 24 hours after receipt) shall advise Acquirer orally and in writing of (A) an Acquisition Proposal, (B) any inquiry, expression of interest, proposal, or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (C) any other notice that any Person is considering making an Acquisition Proposal, or (D) any request for non-public information which could reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (A)-(D) above, (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company will (x) keep Acquirer informed as promptly as practicable of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (y) provide to Acquirer as promptly as practicable a copy of all written and other materials and information provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall provide Acquirer with at least three Business Days prior notice (or such lesser prior notice as provided to the members of Company Board but in no event less than twenty-four hours) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer (as defined in Section 5.3(c)).

(c) Superior Offers.  In the event that any Person submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after receipt of advice of its outside legal counsel and in consultation with a financial advisor of national standing) is, or would reasonably be likely to become, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.3, (B) the Company Board first shall have concluded in good faith, after receipt of advice of its outside counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (C) the Company first shall have provided Acquirer with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (D) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.5), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (E) the Company first shall have given Acquirer at least two Business Days advance notice of its intent to take such actions, specifying what actions it intends to take, and (F) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Acquirer (to the extent such nonpublic information has not been previously delivered by the Company to Acquirer and, to the extent previously delivered, the Company delivers to Acquirer a complete list identifying all such nonpublic information delivered to such Person).

“Superior Offer” shall mean, with respect to the Company, a bona fide written offer, not solicited in violation of Section 5.3, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), all or substantially all of the assets of the Company or all of the total outstanding voting securities of the Company and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and in consultation with its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated on the terms proposed.

(d) Changes of Recommendation.  Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation to the Company’s stockholders in favor of adoption of this Agreement if:

(i) the Company Stockholder Approval has not been obtained;

(ii) the Company shall not have violated any of the restrictions set forth in this Section 5.3;

(iii) a Superior Offer is made to the Company and is not withdrawn;

(iv) the Company shall have promptly provided written notice to Acquirer (a “Notice of Superior Offer”) advising Acquirer that the Company has received a Superior Offer and that it intends (or may intend) to change its recommendation and the manner and timing in which it intends (or may intend) to do so, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer,

(v) the Company shall have provided to Acquirer a copy of all written materials delivered to the Person or Group making the Superior Offer and made available to Acquirer all other materials and information made available to the Person or Group making the Superior Offer together with a complete list identifying all such materials and information (unless all such information has been previously delivered by the Company to Acquirer and to the extent previously delivered, the Company delivers to Acquirer a complete list identifying all such information delivered to such Person);

(vi) Acquirer shall not have, within five Business Days of Acquirer’s receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Offer (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Acquirer promptly following the receipt thereof, (B) the Company Board will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger for five Business Days after receipt by Acquirer of the Notice of Superior Offer, and (C) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Acquirer under clause (iv) and a new five Business Day period under this clause (vi)); and

(vii) the Company Board concludes in good faith, after receipt of advice of its outside counsel, that, in light of such Superior Offer and any offer made by Acquirer pursuant to Section 5.3(d)(vi), the Company Board is required to withhold, withdraw, amend or modify such recommendation in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Company Stockholders Meeting.  The Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to this Agreement or the Merger.

(f) Compliance with Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Company Board shall not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of adoption of this Agreement unless specifically permitted to do so pursuant to Section 5.3(d).

5.4 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and each Subsidiary’s properties, books, Contracts and records and (B) all other information concerning the business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Acquirer may reasonably request, and (ii) the Company shall provide to Acquirer and its accountants, counsel and other representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Acquirer with one or more representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Company and each Subsidiary.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

5.5 Confidentiality; Public Disclosure.

(a) All information exchanged by the parties between the date hereof and the Effective Time shall be subject to the Mutual Non-Disclosure Agreement dated as of February 6, 2004, as amended by that certain letter agreement dated as of August 27, 2004 (as so amended, the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Company shall not be required to permit any inspection, to disclose any information or to consent to any communication with any Person if such action would (i) violate any applicable Legal Requirements, or (ii) result in the loss of the Company’s attorney-client privilege or the benefit of the attorney work product doctrine unless Acquirer shall have entered into a joint-defense agreement or other similar arrangement with the Company for the purpose of preserving such legal privilege or benefit.

(b) Acquirer and the Company have agreed, or will prior to issuance have agreed, to the text of the joint press release of the Company and Acquirer announcing the signing of this Agreement and the transactions contemplated hereby. Acquirer may make any other public disclosures as it deems necessary or desirable in its sole discretion. The Company shall consult with Acquirer before issuing or making, and shall provide Acquirer with reasonable opportunity to review and comment upon, and shall consider in good faith the views of Acquirer in connection with (and shall agree to the extent reasonably practicable) any other press release, public filing or other public statement with respect to the transactions contemplated by this

Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, in each case except as may be required by applicable Legal Requirements; provided that the Company shall not be required to consult, and shall only be required to provide reasonable notice, of any public disclosure which is substantially similar in content to the joint press release. The Company shall cause its employees, officers and directors to comply with this Section 5.5.

5.6 Regulatory Approvals.

(a) Each of Acquirer and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Acquirer and the Company shall, as soon as practicable, and in any event no later than ten Business Days after the date hereof, make any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law (as defined in Section 5.6(b)); provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Acquirer and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each of Acquirer and the Company shall use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Acquirer and the Company shall use its commercially reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Acquirer and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any Legal Requirements regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Acquirer and the Company shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquirer shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its affiliates or the Company, (2) the imposition of any limitation or regulation on the ability of Acquirer or any of its affiliates to freely conduct their business or the Company’s business or own such assets, or (3) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Acquirer or any of its affiliates to exercise full rights of ownership of the shares of Company Common Stock (any of the foregoing, a “Divestiture”).

5.7 Reasonable Efforts.  Subject to the limitations set forth in Section 5.6(c), each of the parties hereto agrees to use its commercially reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI, (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

5.8 Third Party Consents; Notices.

(a) The Company shall use its commercially reasonable best efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) (and any Contract entered into after the date hereof that would have been required to be listed or described on Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the date hereof), upon terms that are reasonably acceptable to Acquirer. The Company shall provide notice of this Agreement and the Merger to Oracle Corporation (“Oracle”) prior to the Closing in compliance with the terms of that certain Oracle Licenses and Service Agreement, dated August 29, 2003 by and between the Company and Oracle. The Company shall use its commercially reasonable best efforts to terminate prior to the Closing, and deliver evidence of such termination to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 5.8(a).

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the National Labor Relations Act, as amended, the Code, COBRA and other Legal Requirements applicable to the Company in connection with the transactions contemplated by this Agreement.

5.9 Notice of Certain Matters.  The Company will notify Acquirer in writing promptly after learning of (i) any notice or other communication from any Person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company or any Subsidiary to be threatened against Company or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property); (iv) any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary or which is reasonably likely to cause any of the conditions to closing set forth in Article VI not to be satisfied; or (v) any claim, or any verbal or written inquiry by any Taxing Authority, regarding Taxes payable by the Company. The Company shall give Acquirer the opportunity to participate, at Acquiror’s expense, in the defense or settlement of any stockholder litigation against the Company or its directors. The Company shall give prompt notice to Acquirer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.10 Employees.  The Company shall cooperate and work with Acquirer to help Acquirer identify employees of the Company whom Acquirer may elect to offer continued employment with the Surviving Corporation or with Acquirer. With respect to any employee of the Company with respect to whom Acquirer makes an offer of employment: (i) Acquiror shall offer such employee equivalent salary compensation to that being paid to such employee by the Company as of the date hereof, (ii) Acquirer and the Company shall confer and work together in good faith to determine appropriate employment terms, and (iii) the Company shall assist Acquirer with its efforts to enter into an offer letter and a Proprietary Information and Inventions Agreement and an Arbitration Agreement, in the forms provided by Acquirer, as soon as practicable after the date hereof and in any event prior to the Closing Date. With respect to employees of the Company who are not offered continued employment with the Surviving Corporation or with Acquirer following the Closing, the Company shall use commercially reasonable best efforts to cause such employees to enter into a release of claims in the form provided by Acquirer which shall include such employee’s agreement to the treatment of such employee’s Company Options in the Merger as contemplated by Section 1.10(c). Notwithstanding any of the foregoing, Acquirer shall have no obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 5.10, the Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees.

5.11 Form S-8; Other Matters.

(a) Acquirer shall use its commercially reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 covering the shares of Acquirer Common Stock issuable upon exercise of Assumed Options for which a Form S-8 registration statement is available as soon as reasonably practicable, but in any event within 20 Business Days, after the Closing. The Company and its legal counsel shall reasonably cooperate with Acquirer in the preparation of such registration statement.

(b) On or about the date which is five Business Days prior to the expected date on which the Closing will occur, the Company shall, as and to the extent necessary, deliver to Acquirer a revised Schedule 2.13(i) which sets forth each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Schedule 2.13(i) is delivered to Acquirer.

(c) The Company shall use its commercially reasonable best efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Common Stock, together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center, for filing by Acquirer with the appropriate Internal Revenue Service Center on each such holder’s behalf after the Effective Time.

5.12 Spreadsheet.  The Company shall prepare and deliver to Acquirer, at or prior to the Closing, a spreadsheet in a form to be supplied by Acquirer to the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, (i) the names of all holders of Company Options and Unvested Company Shares and their respective addresses and where available, taxpayer identification numbers, (ii) the number of shares of Company Common Stock subject to Company Options and the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time, (iv) the vesting status and schedule with respect to each Company Option and the Unvested Company Shares held by each holder thereof (including the repurchase price payable per share with respect to each such Unvested Company Share), (v) with respect to Unvested Company Shares held by each stockholder of the Company, the aggregate amount of Unvested Cash payable with respect to such Unvested Company Shares and the vesting schedule for such Unvested Cash, (vi) the Tax status of each Company Option under Section 422 of the Code, (vii) with respect to each Continuing Employee holding Company Options, the number of shares of Acquirer Common Stock issuable upon exercise of the Assumed Options issued by Acquirer in substitution of such Company Options and the per share exercise price thereof, and (viii) with respect to each other holder of Company Options, the amount of cash payable by Acquirer to such holder, if any, pursuant to Section 1.10 hereof (such spreadsheet is referred to throughout as the “Spreadsheet”). A draft of the Spreadsheet shall be provided by the Company to Acquirer not later than five Business Days prior to the proposed date of the Closing.

5.13 Benefits Waivers.  The Company shall cooperate with Acquirer and assist Acquirer in its efforts to obtain, prior to the Closing, a Benefits Waiver in a form acceptable to Acquirer executed by each of the persons listed in Schedule 5.13, who might otherwise have, receive or have the right or entitlement to receive (i) any accelerated vesting of any Company Options or any unvested shares of Company Common Stock in connection with the Merger and/or the termination of employment or service with the Company or with Acquirer or any Subsidiary following the Merger and/or (ii) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company or with Acquirer or any Subsidiary following the Merger, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments and benefits referred to in clauses (i) and (ii).

5.14 Termination of Benefit Plans.  Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquirer provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Acquirer provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company also shall take such other actions in furtherance of terminating such other Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than 10 Business Days prior to the Closing Date.

5.15 Indemnification.  From and after the Effective Time, Acquirer will assume, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its current and former directors and officers (the “Indemnified Parties”) and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable Legal Requirements. From and after the Effective Time, such obligations shall be the joint and several obligations of Acquirer and the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. This Section 5.15 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Acquirer, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4).

5.16 Section 16 Matters.  The Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirement) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Rights Agreement.  The Company Board shall take all further action (in addition to that referred to in Section 2.3(d)) reasonably requested in writing by Parent in order to render the Rights inapplicable to the Merger and the transactions contemplated by this Agreement. Except as approved in writing by Parent, the Company Board shall not (i) amend the Rights Agreement, (ii) redeem the Rights, or (iii) take any action with respect to, or make any determination under, the Rights Agreement.

5.18 Takeover Statutes.  The Company and the Company Board shall (i) take all actions necessary to ensure that no Takeover Statute or similar statute or regulation becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.19 Consultants.  Acquirer and the Company shall consult and cooperate together to identify those consultants and independent contractors of the Company that Acquirer will want to retain following the Closing (the “Retained Consultants”) and those consultants and independent contractors of the Company that Acquirer will want to terminate effective as of the Closing (the “Terminated Consultants”). The Company shall use commercially reasonable best efforts to cause each Retained Consultant to enter into and deliver a contractor agreement with Acquirer, or its designee, in a form reasonably satisfactory to Acquirer, prior to the Closing, which contractor agreement shall become effective as of the Closing. The Company shall further cause any Terminated Consultants to be terminated effective as of the Closing.

5.20 Termination of Certain Employee Agreements.  The Company shall consult and cooperate with Acquirer, and use commercially reasonable best efforts, to cause the termination effective as of the Closing, upon terms acceptable to Acquirer, of a certain agreement between the Company and each of the employees listed on Schedule 5.20 providing for the grant of additional Company Options to such employees upon the achievement of certain performance objectives.

5.21 Delivery of Tax Returns.  The Company shall deliver true and complete copies of its federal income tax returns for the each of the 1991, 1992, 1993 and 1994 tax years to Acquirer prior to Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approvals.  Acquirer, Sub and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act and under any applicable foreign or other Antitrust Laws shall have expired or been terminated, and (ii) if the SEC shall have reviewed and/or provided comments on the Proxy Statement or any other filings related to (or necessary or appropriate to facilitate) the Merger, such comments and any related issues or matters with the SEC shall have been resolved.

6.2 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquirer in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a Material Adverse Effect on Acquirer. Acquirer and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquirer and Sub at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

6.3 Additional Conditions to the Obligations of Acquirer and Sub.  The obligations of Acquirer and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquirer (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct could not have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, that this condition shall be deemed to have not been met if the Company’s actual fully-diluted capitalization (including outstanding Company Common Stock, Company Options and any other securities of the Company on an as-converted to Company Common Stock basis) is greater than the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 2.2 by an amount that exceeds one percent (1%) of the fully-diluted capitalization as represented and warranted by the Company in Section 2.2. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries.  Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b).

(c) Injunctions; Restraints on Conduct of Business; Litigation.  No suit, action, proceeding, application or counterclaim by any Governmental Entity shall be threatened or pending (i) seeking to restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement or seeking to obtain from the Company, Acquirer or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking a Divestiture, or (iii) which otherwise, individually or in the aggregate, would have a Material Adverse Effect on the Company, and no Legal Requirement shall be threatened, proposed, or sought, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision shall be in effect, in each case that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraphs (i)-(iii) above.

(d) No Material Adverse Changes.  There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect on the Company.

(e) Appraisal Rights.  The number of shares of Company Common Stock for which statutory rights of appraisal have not been withdrawn or terminated shall not exceed five percent (5%) of the total number of shares of Company Common Stock outstanding.

(f) Employees.  Each individual set forth on Schedule 6.3(f)-1, and no fewer than ninety percent (90%) of the other employees of the Company to whom Acquirer makes an offer of employment, shall have (i) accepted employment with Acquirer pursuant to the terms of the offer letter delivered to such person and executed such offer letter, which shall be in full force and effect, (ii) executed a Proprietary Information and Inventions Agreement and an Arbitration Agreement, in each case in the form attached to the offer letter, and (iii) continue to be employed by the Company or its Subsidiaries.

(g) No Rights Distribution.  It shall not have been publicly disclosed and Acquirer shall not have otherwise learned that (x) beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d(3) promulgated under the Exchange Act) of 15% or more of the outstanding shares of the Common Stock has been acquired by another Person or group or (y) a “Distribution Date” (as defined in the Rights Agreement) shall have occurred.

(h) Non-Competition Agreements.  Each of the non-competition agreements executed by certain stockholders of the Company and delivered to Acquirer concurrently with the signing of this Agreement shall continue to be in full force and effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  At any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, this Agreement may be terminated and the Merger abandoned:

(a) by mutual written consent duly authorized by the Company Board and the Board of Directors (or a duly authorized committee thereof) of Acquirer;

(b) by either Acquirer or the Company, if the Closing shall not have occurred on or before January 31, 2005 or any other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquirer or the Company, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Acquirer or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such Company Stockholder Approval is caused by (i) any action or failure to act of the Company that constitutes a breach of this Agreement, or (ii) a breach of the applicable Voting Agreement by any party thereto other than Acquirer;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Acquirer set forth in this Agreement, or if any representation or warranty of Acquirer shall have become untrue, in either case such that the condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Acquirer’s representations and warranties or breach by Acquirer is curable prior to the Termination Date by Acquirer, then the Company may not terminate this Agreement under this Section 7.1(e) for 20 days after delivery of written notice from the Company to Acquirer of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Acquirer is cured during such 20-day period, or if the Company shall have materially breached this Agreement);

(f) by Acquirer, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on the Company shall have occurred; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company, or Material Adverse Effect on the Company, is curable prior to the Termination Date by the Company, then Acquirer may not terminate this Agreement under this Section 7.1(f) for 20 days after delivery of written notice from Acquirer to the Company of such breach (it being understood that Acquirer may not terminate this Agreement pursuant to this paragraph (f) if such breach by the Company or Material Adverse Effect on the Company is cured during such 20-day period, or if Acquirer shall have materially breached this Agreement); or

(g) by Acquirer (at any time prior to obtaining the Company Stockholder Approval) if a Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Acquirer its recommendation to the Company’s stockholders in favor of approval of the adoption of this Agreement; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board to the Company’s stockholders in favor of the approval of the adoption of this Agreement; (iii) the Company Board fails to reaffirm its recommendation to the Company’s stockholders in favor of approval of the adoption of this Agreement within 10 Business Days after Acquirer requests in writing that such recommendation be reaffirmed; (iv) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Acquirer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

7.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer or the Company or their respective officers, directors, stockholders or affiliates, except (i) with respect to the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) which provisions shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties, covenants or agreements contained herein.

7.3 Expenses and Termination Fees.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Acquirer and the Company shall share equally (i) all SEC filing fees with respect to the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) the filing fee(s) for filings made pursuant to Antitrust Laws.

(b) Company Payment.  In the event that this Agreement is terminated (i) pursuant to Section 7.1(g), or (ii) pursuant to either Section 7.1(b) or 7.1(d) and (A) prior to such termination, an Acquisition Proposal with respect to the Company was made, publicly disclosed, or consummated and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 7.3(d)) with respect to the Company is consummated, or the Company enters into a definitive agreement providing for an Acquisition, then, in each case, the Company shall pay to Parent a fee equal to $4,125,000 by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (ii) shall be made on the date of execution of such definitive agreement providing for an Acquisition or, if earlier, consummation of the Acquisition).

(c) The Company acknowledges that (i) the agreement contained in Section 7.3(b) is an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the termination fee described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Acquirer would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the termination fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Acquirer makes a claim that results in a judgment for the amounts set forth in Section 7.3(b), the Company shall pay to Acquirer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. Payment of the fee described in Section 7.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

(d) For the purposes of this Agreement, an “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (ii) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Common Stock.

7.4 Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; provided, after the Company Stockholder Approval has been obtained, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Acquirer, Sub and the Company.

7.5 Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Acquirer may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Acquirer to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.  If the Merger is consummated, the representations and warranties of the Company and Acquirer contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their express terms survive the Effective Time shall survive the Effective Time.

8.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquirer, to:

    Cisco Systems, Inc.

    170 West Tasman Drive

    San Jose, CA 95134

    Attention: General Counsel

    Facsimile No.: (408) 525-4757

    Telephone No.: (408) 526-4000

    with a copy (which shall not constitute notice) to:

    Fenwick & West LLP

    275 Battery Street

    San Francisco, CA 94111

    Attention: Douglas N. Cogen

     Lynda M. Twomey

    Facsimile No.: (415) 281-1350

    Telephone No.: (415) 875-2300

(ii) if to the Company, to:

     NetSolve, Incorporated

     9500 Amberglen Boulevard

     Austin, TX 78729

     Attn: Chief Executive Officer

     Facsimile No.: (512) 340-3220

     Telephone No.: (512) 340-3061

     with a copy (which shall not constitute notice) to:

     Gray Cary Ware & Freidenrich, LLP

     1221 S. MoPac Expressway, Suite 400

     Austin, TX 78746

     Attention: Michael Dunn

     Facsimile No.: (512) 457-7001

     Telephone No.: (512) 457-7221

     and a copy (which shall not constitute notice) to:

     Hunton & Williams LLP

     Energy Plaza, 30/F

     1601 Bryan Street

     Dallas, TX 75201

     Attention: Timothy Mack

     Facsimile No.: (214) 880-0011

     Telephone No.: (214) 979-3063

8.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule to the Company Disclosure Letter. Where a reference is made to a law, such reference is to such law as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material, or a copy of the paper version that is stored in electronic media, referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) In this Agreement, “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers of such Person and, with respect to the Company, the employees of the Company listed on Schedule 8.3(c) of the Company Disclosure Letter (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is evident in one or more documents (whether written or electronic) contained in books and records that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (b) such knowledge could be obtained from reasonable inquiry of the management personnel employed by such Person charged with operational responsibility for such matters for such Person.

8.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.5 Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly set forth in Section 5.15.

8.6 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of the Company; provided, however, that Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their commercially reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies Cumulative; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law; provided, however, that except insofar as the provisions hereof and the Merger relate to the internal affairs of the Company and Sub, such provisions shall be governed by the Delaware Law and the cases of the courts of the State of Delaware and of the Federal courts decided thereunder. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

8.10 Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, Acquirer, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ DANIEL SCHEINMAN
Name:	Daniel Scheinman
Title:	SVP, Corporate Development

RENO ACQUISITION CORP.

By:	/s/ DANIEL SCHEINMAN
Name:	Daniel Scheinman
Title:	President and CEO

NETSOLVE, INCORPORATED

By:	/s/ DAVID D. HOOD
Name:	David D. Hood
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

COMPANY VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 9, 2004, by and between Cisco Systems, Inc., a California corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of NetSolve, Incorporated, a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of September 9, 2004 (the “Merger Agreement”), by and among Acquiror, Reno Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”) and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror.

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise, prior to the Expiration Date, any Company Options held by Stockholder. As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

(b) Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares.

(c) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares.  Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below) the Shares and any New Shares in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger, and against any Acquisition Proposal (as such term is defined in Section 5.3(a) of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

3. Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder does not hold any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Until the Expiration Date, Stockholder, in its capacity as a stockholder of the Company, shall not, and shall not authorize, encourage or permit any person or entity on Stockholder’s behalf to, directly or indirectly, take any action that would, or could reasonably be expected to result in the violation by the Company of Section 5.3 of the Merger Agreement; provided that if the Stockholder is a director of the Company or has employees who are directors of the Company, nothing herein shall prevent the Stockholder (or such employees) from taking any action solely in such Stockholder’s (or employee’s) capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement.

5. Consent and Waiver; Termination of Existing Agreements.  Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6. Confidentiality.  Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger. Neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior written consent of the Acquiror, except as may be required by law or by any listing agreement with, or the policies of, the Nasdaq Stock Market or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the Acquiror to the extent practicable.

7. Appraisal Rights.  Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Attention: General Counsel

Facsimile No.: (408) 525-4757

Telephone No.: (408) 526-4000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

275 Battery Street

San Francisco, CA 94111

Attention: Douglas N. Cogen

Lynda M. Twomey

Facsimile No.: (415) 281-1350

Telephone No.: (415) 875-2300

(ii) if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

(b) Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written.

(c) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Acquiror hereunder, may be assigned or delegated in whole or in part by Acquiror to any affiliate of Acquiror without the consent of or any action by Stockholder upon notice by Acquiror to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned).

(f) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the States of California or Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the States of California or Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(i) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(j) Additional Documents, Etc.  Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

(k) Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(l) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

CISCO SYSTEMS, INC.

By:
Dan Scheinman
Senior Vice President, Corporate Development

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

                     shares of Company Common Stock

[SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

NETSOLVE, INCORPORATED

The undersigned stockholder of NetSolve, Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints the members of the Board of Directors of Cisco Systems, Inc., a California corporation (“Acquiror”), and each of them, or any other designee of Acquiror, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated as of September 9, 2004, by and among Acquiror, Reno Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”) and the Company (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of approval of the Merger, the adoption of the Merger Agreement and the Certificate of Merger and any matter that could reasonably be expected to facilitate the Merger and (ii) against any Acquisition Proposal (as such term is defined in Section 5.3(a) of the Merger Agreement) and any other matter that might reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: September 9, 2004

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

shares of Company Common Stock

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

ANNEX C

8 Del.C. § 262

DELAWARE CODE ANNOTATED

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Annex D

September 8, 2004

The Board of Directors

NetSolve, Incorporated

9500 Amberglen Blvd.

Austin, Texas 78729

Dear Members of the Board:

We understand that NetSolve, Incorporated, a Delaware corporation (“NetSolve” or the “Company”), is considering a transaction whereby Reno Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cisco Systems, Inc. (“Merger Sub”), will merge with and into the Company (the “Merger”), and the Company will become a wholly owned subsidiary of Cisco Systems, Inc., a California corporation (“Cisco”). Pursuant to the terms of a Merger Agreement (the “Merger Agreement”) between the Company, Cisco and Merger Sub, among other things, each issued and outstanding share of the common stock of the Company, par value of $0.01 per share (the “Company Common Stock”), will be converted into the right to receive $11.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the stockholders of the Company of the Consideration to be received by the stockholders of the Company in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with these parties prior to the date hereof. In the past, UBS and its predecessors have provided investment banking services to Cisco and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade and have traded securities of the Company or Cisco for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Merger or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft Merger Agreement dated September 8, 2004 that we examined prior to rendering our opinion, and that Cisco and the Company will comply with all the material terms of the Merger Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and are not publicly available, (iii) conducted discussions with members of the senior management of the Company

D-1

concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vi) reviewed drafts of the Merger Agreement, and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company and/or Cisco and the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

UBS SECURITIES LLC

D-2

SPECIAL MEETING OF STOCKHOLDERS OF

NETSOLVE, INCORPORATED

                     , 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger, dated as of September 9, 2004, by and among Cisco Systems, Inc., a California corporation, Reno Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cisco Systems, Inc., and NetSolve, and to approve the merger of NetSolve with a subsidiary of Cisco.	2.

To approve adjournments of the special meeting if deemed necessary to facilitate the approval of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (proposal 1).

	☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN

		3.	In the discretion of the proxies to transact such other business as may properly come before the special meeting or any adjournment thereof.

		The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated , 2004.

		PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executive, administrator, attorney or guardian, give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NETSOLVE, INCORPORATED

Special Meeting of Stockholders

[MONTH] [DAY], 2004

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of NetSolve, Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [Month] [Day], 2004, and, revoking all prior proxies, hereby appoints J. Michael Gullard and John S. McCarthy, and each of them, with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of NetSolve, Incorporated to be held at [Name of location], [Address], at 9:00 a.m., local time, on [Day of Week], [Month][Day], 2004, and at any adjournment thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS LISTED. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

(Continued and to be signed on the reverse side)